UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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BLUE COAT SYSTEMS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

TO THE STOCKHOLDERS OF BLUE COAT SYSTEMS, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Blue Coat Systems, Inc. (the “Company”), which will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 6, 2011, at 4:00 p.m., local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY. Returning the proxy or voting by telephone or on the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. However, if your shares are held for you by a broker, bank or other nominee, you must obtain a proxy from that nominee and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

On behalf of the Board of Directors, I express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ David W. Hanna
David W. Hanna
Chairman of the Board of Directors

Sunnyvale, California

August 29, 2011

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 6, 2011

The Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Coat Systems, Inc. (the “Company”) will be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 6, 2011, at 4:00 p.m. local time for the following purposes:

1.	To elect seven directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012;

3.	To hold a non-binding advisory vote regarding executive compensation;

4.	To hold a non-binding advisory vote on the frequency of future votes regarding executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

This Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

Only stockholders of record at the close of business on August 17, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California, during ordinary business hours for ten days prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

August 29, 2011

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

BLUE COAT SYSTEMS, INC.

420 North Mary Avenue

Sunnyvale, California 94085

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 6, 2011

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Blue Coat Systems, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 420 North Mary Avenue, Sunnyvale, California 94085, on Thursday, October 6, 2011, at 4:00 p.m. local time, and at any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to stockholders on or about September 1, 2011.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of the Company’s common stock (“Common Stock”) are entitled to vote at the Annual Meeting. At the close of business on August 17, 2011, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 42,287,789 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given.

Votes Required

Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The seven nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of the election of directors. Stockholders may not cumulate votes in the election of directors.

Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not have an effect on the outcome of the proposal.

Proposal 3. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement under the compensation disclosure rules of the Securities and Exchange Commission, including the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders the opportunity to express their views on the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as having been voted for purposes of this proposal.

Proposal 4. The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on an advisory or non-binding basis, on how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every other year, or every three years, or they may abstain. Abstentions and broker non-votes will not be counted as having been voted for purposes of this proposal.

Voting of Shares

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3 and, with respect to Proposal No. 4, the option providing for an annual vote. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders shall be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. The Company may reimburse those persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile or other means by the Company’s directors, officers, or employees acting without special compensation. The Company has engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011 are available at www.edocumentview.com/bcsi. Information on our website, other than these materials, is not a part of these proxy solicitation materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven directors are being nominated for re-election to the Board of Directors by the holders of the Company’s Common Stock (the “Nominees”). These directors are Brian M. NeSmith, David W. Hanna, James A. Barth, Keith Geeslin, Carol G. Mills and James R. Tolonen and, if he commences employment prior to the meeting date, Gregory S. Clark. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below, unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Company’s present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

The Company’s Corporate Governance Guidelines provide that the size of its Board may be from five to nine directors. By resolution of the Board, the Company presently has established the size of its Board as seven directors. All directors are elected annually.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this Proxy Statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
Gregory S. Clark	46
Brian M. NeSmith	49	Director
David W. Hanna	72	Chairman of the Board and Director
James A. Barth	68	Director
Keith Geeslin	58	Director
Carol G. Mills	58	Director
James R. Tolonen	62	Director

Gregory S. Clark will be appointed to the Board of Directors, effective upon his employment with the Company, which presently is anticipated to commence on September 12, 2011. Mr. Clark served as Chief Executive Officer of Mincom, a leading global provider of software and services to asset-intensive industries, from May 2008 until its acquisition by the ABB Group on July 29, 2011. Prior to Mincom, he served as President and Chief Executive Officer of E2open, a leader in ERP-agnostic global supply chain integration from early 2003 to May 2008, and served as Chief Technology Officer of E2open from its inception in 2001 until early 2003. Earlier in his career, Mr. Clark was the IBM Distinguished Engineer responsible for IBM’s security technology and served as a vice president at IBM’s Tivoli Systems, Inc. Before joining IBM, he founded the security software firm, Dascom, Inc., which was sold to IBM Corporation in 1999. Mr. Clark previously held senior roles with AT&T, UNIX System Laboratories and Stallion Technologies. Mr. Clark holds a BSc degree in Physics from Griffith University in Brisbane, Australia. Mr. Clark brings to the Board extensive experience in product development and operations. He has expertise in security technology and in cloud-based and networking technologies. Also, the Board believes it is important to have the Company’s Chief Executive Officer serve on the Board to bring in-depth perspective on the Company’s current operations, strategy, financial condition and competitive position.

Brian M. NeSmith has served as a director of the Company since March 1999. Mr. NeSmith served as President and Chief Executive Officer of the Company from March 1999 to August 2010. Effective September 1, 2010, Mr. NeSmith was appointed to the newly created role of Chief Product Officer, and was directly responsible for overseeing our product strategy and development until May 4, 2011, when Mr. NeSmith ceased to serve as an executive officer. Mr. NeSmith’s employment with the Company terminated on June 30, 2011, but he continues to serve on the Board of Directors. From December 1997 to March 1999, Mr. NeSmith served as Vice President of Nokia IP, Inc., a security router company, which acquired Ipsilon Networks, Inc., an IP switching company, where Mr. NeSmith served as Chief Executive Officer from May 1995 to December 1997. From October 1987 to April 1995, Mr. NeSmith held several positions at Newbridge Networks Corporation, a networking equipment manufacturer, including Vice President and General Manager of its VIVID group. Mr. NeSmith holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology. His extensive background with the Company provides continuity to the Board and enables him to bring a historical perspective to discussions of the Company’s strategies and plans. As well, his extensive technical experience and background and his knowledge of the Company’s technology and products provides value to the board in understanding and addressing the Company’s strategy.

David W. Hanna has served as a director of the Company since October 1996 and as Chairman of the Board of Directors of the Company since February 2001. From December 1998 to March 1999, Mr. Hanna also served as the Company’s interim President and Chief Executive Officer. Mr. Hanna has served as Chairman of the Board of Tropos Networks, Inc., a provider of metro-scale wireless mesh network systems, since January 2002 and also served as that company’s Chief Executive Officer from January 2002 to January 2004. Mr. Hanna also served as Chairman of the Board of Internet America, Inc., a provider of dial-up Internet access, from October 2004 to June 2005. From March 1998 to March 2000, Mr. Hanna served as President and Chief Executive Officer of Sage Software, Inc., a financial software company. Mr. Hanna served as President and Chief Executive Officer of State of the Art, Inc., a financial software developer, from November 1993 until March 1998. In addition, Mr. Hanna has served as Chairman, CEO and/or President of The Hanna Group since 1984; Hanna Capital Management since 1998; and Hanna Ventures since 1999. Mr. Hanna holds a B.S. in Business Administration from the University of Arizona. In addition to his experience as a corporate executive, Mr. Hanna also has extensive experience in sales of technology equipment and sales strategy and participates in many of the Company’s sales management events and sales strategy sessions, which enables him to provide advice to the Board and to Company management in the area of sales and marketing. As well, his extensive background with the Company provides continuity to the Board and enables him to bring a historical perspective to discussions of the Company’s strategies and plans.

James A. Barth has served as a director of the Company since January 2005. Since September 2007, Mr. Barth has been Chief Financial Officer and a director of Proximex Corporation, a developer of intelligent surveillance management software. From September 2004 to September 2007, Mr. Barth was co-founder, Chief Executive Officer and a director of Proximex Corporation. From March 1999 to September 2004, Mr. Barth was Chief Financial Officer of NetIQ Corporation, a provider of integrated systems and security management software solutions. He was also Vice President and then Senior Vice President of Finance and Administration during this period. From November 1997 until it was sold to Sterling Software in March 1999, Mr. Barth served as Vice President and Chief Financial Officer of Interlink Computer Sciences, Inc., a developer of enterprise networking software designed for the IBM mainframe platform. From 1980 to November 1997, Mr. Barth served as Chief Financial Officer at several other high technology companies, including eleven years at Rational Software Corporation, a provider of integrated software tools. Mr. Barth holds a B.S. in Business Administration from the University of California at Los Angeles and is a Certified Public Accountant (currently inactive). Mr. Barth brings extensive financial, operational and accounting experience, including practical experience as a former chief financial officer of various enterprise software companies, to the Board and to the Audit Committee. Mr. Barth also advises on matters of accounting theory and corporate governance. As an audit committee member, he works closely with the Company’s Finance department to provide oversight on matters affecting revenue, risk, public reporting and accounting.

Keith Geeslin has served as a director of the Company since June 2006. Mr. Geeslin has been a partner at Francisco Partners, a private equity firm, since January 2004. Prior to joining Francisco Partners, Mr. Geeslin spent 19 years with the Sprout Group, a venture capital firm. Mr. Geeslin joined Sprout in 1984, became a General Partner in 1988, and became Sprout’s Managing Partner in 2000. Earlier in his career, he was the general manager of a division of Tymshare, Inc., a provider of public computer and network services, and held various positions at its Tymnet subsidiary from 1980 to 1984. He was also previously a staff member of the U.S. Senate Commerce Committee. Mr. Geeslin serves on the board of directors of CommVault Systems, Inc. and Synaptics Incorporated. He served as a director of Hypercom Corporation from April 2008 to August 2011. Mr. Geeslin holds a B.S. in Electrical Engineering and an M.S. in Engineering-Economic Systems, both from Stanford University, as well as an M.A. in Philosophy, Politics and Economics from Oxford University. With his extensive venture capital and private equity experience, Mr. Geeslin contributes to the Board an investor’s perspective on financial and strategic matters. His service as an outside director of other entities enables him to provide valuable insight on governance and business strategy.

Carol G. Mills has served as a director of the Company since January 2009. Ms. Mills presently serves as our Interim CEO, a position she has held since August 16, 2011 (and which she is anticipated to hold until Mr. Clark joins the Company). She served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2003 until November 2004. From July 1998 to 2002, Ms. Mills was the President and Chief Executive Officer of Acta Technology, Inc., an enterprise data infrastructure company that was acquired by Business Objects in late 2002. From 1993 to 1998, Ms. Mills was Vice President and General Manager of the Enterprise Server Group at the Hewlett-Packard Company, a computer and electronics company. Prior to 1993, Ms. Mills held several other executive positions at Hewlett-Packard Company. Ms. Mills currently serves on the Board of Directors of Tekelec Corporation and is chairperson of its executive compensation committee, and is a member of its nominating and corporate governance committee. Ms. Mills is also the Executive Chairperson of Xactly Corporation, a private software company. She served as a director of Adobe Systems Inc. from June 1998 to April 2011. Ms. Mills holds a M.B.A. from Harvard Business School and a B.A. in Economics from Smith College. Ms. Mills is our first female Board member, and brings significant management experience in technology-based firms and extensive experience in public company executive and equity compensation, as well as governance matters, to the Board.

James R. Tolonen has served as a director of the Company since May 2008. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A. a company which provided enterprise software solutions. He was responsible for all of its finance and administration functions commencing in January 2003 until its acquisition by SAP AG in January 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC end user security and performance software provider, from April 1998 to September 1998, and as a member of its Board of Directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. He has been a member of the Board of Directors of Taleo Corporation, an on-demand workforce talent management software company, since August 2010, and serves on its Audit Committee. Mr. Tolonen holds a B.S. in Mechanical Engineering and a M.B.A. from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant. Mr. Tolonen brings extensive financial, operational and accounting experience, including practical experience as a former chief financial officer of several enterprise software companies, to the Board and to the Audit Committee. As an audit committee member, he works closely with the Company’s Finance department to provide oversight on matters affecting revenue, risk, public reporting and accounting.

Each of Ms. Mills and Messrs. Barth, Clark, Geeslin, Hanna, NeSmith and Tolonen was recommended for nomination by the Nominating/Corporate Governance Committee, and was nominated for election by the full Board of Directors. There are no arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected. As of the date of this Proxy Statement, each of Ms. Mills and Messrs. Barth, Geeslin, Hanna, NeSmith and Tolonen are incumbent directors. It is anticipated that Mr. Clark will fill an existing vacancy on the Board of Directors when he commences employment with the Company and will be an incumbent director at the time of the meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

Board Leadership Structure and Committee Composition

The Company has separated the position of Chairman of the Board and Chief Executive Officer since the Company first became a public reporting company in 1999. The Company believes that this is the appropriate leadership structure, as it permits our Chief Executive Officer to focus his or her attention on running the business and developing corporate strategy, while our Chairman of the Board provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, and the Nominating/Corporate Governance Committee.

The membership of the standing committees as of the date of this Proxy Statement is as follows:

Board Member	Audit	Compensation	Stock Option	Nominating/ Corporate Governance
David W. Hanna				Chairman
James A. Barth	Chairman			X
Keith Geeslin	X	X
Carol G. Mills			X
James R. Tolonen	X	Chairman	X

Mr. NeSmith currently is not a member of any of the standing committees of the Board of Directors.

Audit Committee. The Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s independent registered public accounting firm. During the fiscal year ended April 30, 2011 (“fiscal 2011”), the Audit Committee held ten meetings.

The Audit Committee regularly reviews and reassesses the adequacy of its Audit Committee Charter. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/company/corporate-investor.

Three non-management directors currently comprise the Audit Committee: Mr. Barth, Mr. Geeslin and Mr. Tolonen. Mr. Barth served as Chairman of the Audit Committee during fiscal 2011 and continues to serve as Chairman of the Audit Committee.

The Company’s Board of Directors has determined that each of Mr. Barth and Mr. Tolonen qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Board of Directors has determined that each of Mr. Barth and Mr. Tolonen has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in his financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews the performance of the Company’s executive officers, establishes and oversees the compensation program for the executive officers (including salary and short and long-term incentive programs) and reviews and oversees the overall compensation programs of the Company. The Compensation Committee also administers the Company’s various stock incentive plans. During fiscal 2011, the Compensation Committee held 15 meetings.

Two non-management directors currently comprise the Compensation Committee: Mr. Geeslin and Mr. Tolonen. Ms. Mills was a member of the Compensation Committee and served as Chairman of the Compensation Committee during fiscal 2011 and continuing until August 16, 2011, when she resigned from the Compensation Committee in order to serve as the Company’s Interim CEO. Mr. Tolonen was appointed to serve as Chairman of the Compensation Committee on August 16, 2011.

The Compensation Committee regularly reviews and assesses the adequacy of its Compensation Committee Charter. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/company/corporate-investor.

The Chief Executive Officer (the “CEO”), General Counsel and Vice President, Human Resources of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to matters affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the “Compensation Discussion and Analysis,” below, the CEO makes recommendations to the Compensation Committee regarding the compensation of the Company’s executives (other than himself) and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO’s performance or compensation.

The Compensation Committee may retain, at the Company’s expense, one or more independent compensation consultants. During fiscal 2011, the Compensation Committee was advised by Compensia, Inc., a national compensation consulting firm, with respect to the Company’s employee equity strategy, executive compensation program and director compensation program. Compensia assisted the Compensation Committee by providing survey research, peer data, equity analysis and other materials that were used by the committee in connection with its review and determination of fiscal 2011 executive compensation and in connection with the solicitation of proxies in fiscal 2010. Compensia has served as the Compensation Committee’s compensation consultant since August 2009. The Compensation Committee has reviewed and is satisfied with the qualifications, performance and independence of Compensia. Compensia provides no services to the Company, other than its services for the Compensation Committee.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this Proxy Statement, the Compensation Committee has not delegated any such authority. The authority of the Compensation Committee overlaps, however, in part, with that of the Stock Option Committee, which was established by the Board of Directors and has more limited authority.

Stock Option Committee. The Stock Option Committee of the Board of Directors (the “Stock Option Committee”) is authorized to approve certain equity awards under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The Stock Option Committee may only approve awards (a) to individuals who are not directors or executive officers and who do not directly report to a Stock Option Committee member, and (b) where the award per grantee does not exceed 40,000 shares of the Company’s common stock (in the event of options or stock appreciation rights) or 10,000 shares of the Company’s common stock (in the event of restricted stock or stock units). Two directors currently comprise the Stock Option Committee: Ms. Mills, who is the Interim CEO; and Mr. Tolonen, who is not a member of management and who was appointed to the Stock Option Committee on August 16, 2011.

The Stock Option Committee regularly reviews and assesses the adequacy of its Stock Option Committee Charter. A copy of the current Stock Option Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at www.bluecoat.com/company/corporate-investor.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of the Board of Directors (the “Nominating/Corporate Governance Committee”) oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During fiscal 2011, the Nominating/Corporate Governance Committee held three meetings.

Two non-management directors currently comprise the Nominating/Corporate Governance Committee: Messrs. Barth and Hanna, each of whom was a member of the Nominating/Corporate Governance Committee during fiscal 2011. Mr. Hanna served as Chairman of the Nominating/Corporate Governance Committee during fiscal 2011 and continues to serve as Chairman of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee regularly reviews and reassesses the adequacy of its Nominating/Corporate Governance Committee Charter. A copy of the current Nominating /Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/company/corporate-investor.

Information on the Company’s website, however, does not form a part of this Proxy Statement.

Special Committees. From time to time, the Board of Directors may establish special purpose committees to address specific matters or issues, such as litigation. In its fiscal year ended April 30, 2007 (“fiscal 2007”), the Company established a Special Committee in connection with the investigation of its historical stock option practices and subsequent restatement, which is described in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Background of the Stock Option Investigation, Findings, Restatement of Consolidated Financial Statements, Remedial Measures and Related Proceedings” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006 (“fiscal 2006”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2007. The Company is also subject to various litigation and other proceedings arising out of the matters addressed in that investigation. These proceedings are discussed in Part 1, Item 3 of the Company’s Annual Report on Form 10-K for fiscal 2011, which was filed with the SEC on June 8, 2011. The Company established a new Special Committee, comprised of directors Messrs. Geeslin and Tolonen, on June 25, 2008 to address certain matters involved in these proceedings. Those proceedings were finally resolved in February 2011, and the Special Committee was dissolved on May 24, 2011. When this Proxy Statement references matters that relate to the Stock Option Investigation, it is referencing the matters discussed in this paragraph.

Board’s Role in Risk Oversight

The Board of Directors as a whole has ultimate responsibility for risk oversight and the standing committees of the Board of Directors assist in fulfilling this responsibility. In particular, the Audit Committee oversees risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk assessment and management, and the Company’s exposure to material financial risk and management’s efforts to monitor and control such exposure. During fiscal 2011, the Audit Committee retained Ernst & Young LLP to perform an enterprise risk assessment, working with and as directed by Company management, and the results of that assessment subsequently were shared with the members of the Board of Directors. The Compensation Committee oversees the Company’s compensation programs and reviews the conduct incented by those programs, including the impact on risk-taking by the Company’s executive officers and employees, as further described below under “Compensation Related Risk.” The Nominating/Corporate Governance Committee oversees the organization, membership and structure of the Board of Directors and the Company’s corporate governance practices. The committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

Board Nomination Process

When reviewing a potential candidate for nomination as director, including incumbents, the Nominating/Corporate Governance Committee will consider the perceived needs of the Board of Directors and the candidate’s relevant background, experience, skills and expected contributions. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that has diversity of experience at policy-making levels in business, government, and technology, and in areas that are relevant to the Company’s current and evolving global activities. Although the Company does not have an express diversity policy, the Nominating/Corporate Governance Committee considers personal characteristics of a candidate, including gender, ethnicity and age, as relevant to enhance the breadth of perspectives represented on the Board of Directors. The Nominating/Corporate Governance Committee believes that members of the Board of Directors should be able to work constructively with the other directors, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. Members of the Board of Directors must have an inquisitive and objective perspective, mature judgment, and be available to dedicate the time required for service on the Board of Directors. They also must have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. Members of the Board of Directors are expected to rigorously prepare for, attend, and participate in all meetings of the Board of Directors and applicable committees. As well, under the Company’s Corporate Governance Guidelines, directors may not serve on more than four additional public company boards of directors, and the Chief Executive Officer may not serve on more than two additional public company boards of directors. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may consider such other factors, from time to time, as it deems are in the best interests of the Company and its stockholders.

The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating/Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees are required to submit a completed form of directors’ and officers’ questionnaire and incumbent directors may be required to participate in a peer-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating/Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to the Corporate Secretary of Blue Coat Systems, Inc. at 420 North Mary Avenue, Sunnyvale, CA 94085 or by fax at 1 408-220-2175 (with a confirmation copy sent by mail). The written notice must include the candidate’s name, biographical data and qualifications and attach a written consent from the candidate agreeing to be named as a nominee and to serve as a director if elected. Candidates recommended by the Company’s stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings and Attendance

During fiscal 2011, the Board of Directors held 11 meetings. Each of the directors participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time such director was a member of the Company’s Board of Directors and (ii) the total number of meetings of a committee of the Board of Directors on which each such director then served. The independent members of the Board of Directors regularly meet in executive session.

The Company encourages attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. At the Company’s 2010 Annual Meeting of Stockholders (held on October 7, 2010), each member of the Board of Directors was in attendance and available to respond to questions.

Code of Business Conduct

The Company’s Board of Directors has adopted a Code of Business Conduct, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct is applicable to all of the Company’s directors, officers and employees. The Code of Business Conduct is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. Upon request to the Company’s Secretary, the Company will provide a copy of the Code of Business Conduct free of charge. Any substantive amendment of the Code of Business Conduct, and any waiver of the Code of Business Conduct for executive officers or directors, will be made only after approval by the Company’s Board of Directors or a committee of the Board, and will be disclosed on the Company’s Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Independence of Directors

The Company’s Board of Directors has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 5605, Item 407(a) of Regulation S-K and the Company’s Corporate Governance Guidelines. It has affirmatively determined that each of Messrs. Barth, Geeslin, Hanna and Tolonen and Ms. Mills were independent under such criteria during fiscal 2011. While Messrs. Barth, Geeslin, Hanna and Tolonen have remained independent through the date of this Proxy Statement, the Company’s Board of Directors has determined that Ms. Mills ceased to be independent on August 16, 2011, when she commenced service as Interim CEO. The Board of Directors has determined that as of the date of this Proxy Statement the Board of Directors is comprised of a majority of directors who qualify as independent directors under the rules adopted by the SEC and NASDAQ, as supplemented by the Company’s Corporate Governance Guidelines.

In considering the independence of the Company’s directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions,” below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of the Company’s directors.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit the Company’s financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to the Company’s independent registered public accounting firm, and meets with the independent registered public accounting firm on a regular basis without management present. The Company’s management has primary responsibility for preparing the Company’s financial statements and managing its financial reporting process, and for internal controls and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on its assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management on the basis of the information it receives, its discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee reviewed and discussed the audited financial statements with the Company’s management and Ernst & Young.

•

The Audit Committee discussed with Ernst & Young the matters required to be discussed by Codification of Statements on Auditing Standards, AU 380, SAS 99 (Consideration of Fraud in a Financial Statement Audit), and other topics as required by the SEC and Public Company Accounting Oversight Board (“PCAOB”).

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with Ernst & Young their independence. On that basis, the Audit Committee believes that Ernst & Young is independent.

Aggregate fees for professional services rendered for the Company by Ernst & Young for the fiscal years ended April 30, 2011 and 2010, were:

	April 30,
	2011	2010
Audit Fees	$1,736,970	$1,761,720
Audit-Related Fees	3,000	36,000
Tax Fees	189,424	11,204
All Other Fees	141,995	—

TOTAL	$2,071,389	$1,808,924

Audit fees for the fiscal years ended April 30, 2011 and 2010 were for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of the Company’s internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required in international locations, and consents filed with various registration statements. Audit-Related Fees for the fiscal year ended April 30, 2011 were for the registration statement filed on Form S-8 related to the registration of the Company’s 2010 Employee Stock Incentive Plan. Audit-Related Fees for the fiscal year ended April 30, 2010 were primarily for audit activity in connection with the Company’s acquisition of a majority interest in S7 Software Solutions Pvt. Ltd. (“S7”), which was completed on January 25, 2010. Tax fees for the fiscal years ended April 30, 2011 and 2010 were for services related to tax compliance and tax advisory services. All other fees for the fiscal year ended April 30, 2011 related primarily to Enterprise Risk and a Global Controllership Organization Assessments. The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services. All audit, audit-related, tax and permissible non-audit services are approved in advance by the Audit Committee to assure they do not impair the independence of the Company’s independent registered public accounting firm. When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the Chairman of the Audit Committee. All fees paid to the Company’s independent registered public accounting firm during fiscal 2010 and fiscal 2011 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussions with management and Ernst & Young, and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended, and the Board of Directors subsequently approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012.

Submitted by the following members of the Audit Committee:

James A. Barth

Keith Geeslin

James R. Tolonen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2011 included Ms. Mills, Mr. Geeslin, Mr. Tolonen and Dr. Howes. Ms. Mills and Mr. Geeslin served on the Compensation Committee during the entire fiscal year. Dr. Howes served on the Compensation Committee until October 7, 2010, when he ceased to serve as a director. Mr. Tolonen has served on the Compensation Committee since November 16, 2010. None of Ms. Mills, Mr. Geeslin, Mr. Tolonen or Dr. Howes was at any time an officer or employee of the Company. None of the Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

DIRECTOR COMPENSATION

Compensation for the non-employee members of the Board of Directors is comprised of a mix of cash and equity compensation to align with the practices of similar companies and attract qualified candidates to serve on the Board of Directors. The director compensation program is intended to more highly compensate those roles that place greater demands on the non-employee directors. The Compensation Committee periodically reviews the director compensation program with its compensation consultant. For fiscal 2011, the Compensation Committee was advised by Compensia with respect to establishing the details of the director compensation program. It then made its recommendations regarding director compensation to the full Board of Directors, which approved the compensation program outlined below.

For fiscal 2011, director compensation included the payment of cash compensation to each non-employee member of the Board of Directors, as follows:

Annual Board Member Retainer	$30,000
Annual Chairman of the Board Retainer	$10,000
Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Nominating/Corporate Governance Committee	$10,000
Annual Committee Member Retainer (other than for Chairmen)
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating/Corporate Governance Committee	$5,000

Cash compensation was paid quarterly in arrears, and no meeting fees were paid. The fiscal 2011 cash compensation arrangements for the non-employee directors were unchanged from fiscal 2010.

The equity compensation arrangements for our non-employee directors was changed in fiscal 2011 from those in place in prior fiscal years. After consulting with Compensia and reviewing market data, the Compensation Committee determined that providing each non-employee director restricted stock units covering a lesser number of shares of the Company’s common stock than the options that had previously been awarded and that vested on an annual basis (as contrasted with the four year vesting of the options) provided a better compensatory result and was better aligned with market practice. As well, the Compensation Committee determined to eliminate the prior practice of basing the number of shares covered by the award on the committee upon which the director served. The Compensation Committee determined that variations in cash compensation should serve to provide the differentiation for varying demands required by different roles and that providing a smaller restricted stock unit award subject to annual vesting better compensates for the annual service provided by non-employee directors. In fiscal 2011, upon the conclusion of the Company’s regular annual meeting of stockholders, restricted stock unit awards covering 3,000 shares of the Company’s common stock were granted to each non-employee director who continued to serve on the Board of Directors following the meeting. These awards will vest (and become non-forfeitable) upon the earlier to occur of the Company’s fiscal 2011 annual meeting of stockholders or one year from the date of the award.

DIRECTOR COMPENSATION—Fiscal 2011

The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a non-employee director during fiscal 2011. The compensation of the other members of the Board of Directors, Messrs. Borman and NeSmith, who also served as executive officers of the Company, is reported in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
James A. Barth	70,000	67,710		137,710
Keith Geeslin	45,658	67,710		113,368
Timothy A. Howes	21,739	67,412	(2)	89,151
David W. Hanna	50,000	67,710		117,710
Carol G. Mills	50,000	67,710		117,710
James R. Tolonen	44,589	67,710		112,299

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted to the non-employee directors in fiscal 2011 computed in accordance with the authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 8, 2011 for a discussion of the assumptions made by the Company in determining the grant date fair value of its stock awards.
(2)	Dr. Howes did not stand for re-election as a director at the fiscal 2010 annual meeting of stockholders, which was held on October 7, 2010. Immediately prior to that annual meeting, the Board of Directors agreed to accelerate the vesting of his outstanding unvested stock options to purchase 13,500 shares of the Company’s common stock in recognition of Dr. Howes’ service to the Company. As a consequence of that acceleration, the Company recognized incremental compensation expense in the amount of $67,412 in accordance with the authoritative accounting literature for stock-based compensation awards. No stock award was made to Dr. Howes in fiscal 2011.

The following table provides additional information on each of the restricted stock unit awards granted to the non-employee directors in fiscal 2011, as well as the outstanding stock options and stock awards held by the non-employee directors as of the April 30, 2011, the last day of fiscal 2011.

Name	Grant Date	Stock Awards Granted During Fiscal Year 2011 (#)	Outstanding Options At April 30, 2011 (#)	Outstanding Stock Awards At April 30, 2011 (#)
James A. Barth	10/07/2010	3,000	102,000	3,000
Keith Geeslin	10/07/2010	3,000	52,000	3,000
Timothy A. Howes (1)	—	—	128,000	—
David W. Hanna	10/07/2010	3,000	23,000	3,000
Carol G. Mills	10/07/2010	3,000	20,667	3,000
James R. Tolonen	10/07/2010	3,000	24,000	3,000

(1)	Dr. Howes resigned as a director effective October 7, 2010.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012. Although ratification by the Company’s stockholders is not required by law, the Board of Directors has determined that it is desirable to seek ratification of this selection by the stockholders. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP has audited the Company’s financial statements since 1999. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2012, AND PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY CHOICE IN THE PROXY.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). This is frequently referred to as a “Say on Pay” vote.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which consists of the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement with respect to their compensation, and not any specific item of compensation.

This vote is advisory and non-binding, which means that the vote is not intended to overrule any decision of the Company, the Board of Directors, or the Compensation Committee concerning the compensation of our named executive officers. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future decisions regarding the compensation of our named executive officers.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

As described with respect to Proposal 3 above, our stockholders are being asked to cast an advisory “Say on Pay” vote with respect to the compensation of our named executive officers. The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote on how frequently we should conduct these advisory votes in the future. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future advisory “Say on Pay” votes every year, every other year, or every three years, or to abstain from voting on this Proposal.

The Board of Directors has determined that, at this time, conducting an annual advisory vote on executive compensation is appropriate for the Company and its stockholders, as it will allow our stockholders to provide timely input on the Company’s executive compensation philosophy, policies and practices as disclosed in our proxy statement each year, and is consistent with our efforts to engage in an ongoing dialogue with our stockholders regarding our executive compensation program and corporate governance policies and practices.

The Board of Directors will carefully consider the outcome of the vote when making its decision regarding the frequency of future advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of our stockholders to hold a future advisory “Say on Pay” votes more or less frequently than the alternative that has been selected by our stockholders.

The proxy card provides our stockholders with the opportunity to select among four options (holding the vote every year, every other year, or every three years, or abstaining). Therefore, you will not be voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF EVERY YEAR (“1 YEAR”) AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this Proxy Statement.

Name	Age	Position(s) and Office(s) Held with the Company
Carol G. Mills (1)	58	Interim CEO and Director
Gordon C. Brooks	49	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer
Betsy E. Bayha	60	Senior Vice President, General Counsel and Secretary
Steve A. Daheb	39	Senior Vice President, Chief Marketing Officer

(1)	Carol G. Mills was appointed to serve as the Company’s Interim CEO on August 16, 2011, replacing Michael J. Borman, who had served as President and Chief Executive Officer since September 1, 2010. Gregory S. Clark has been appointed President and Chief Executive Officer, effective upon his employment with the Company, which presently is anticipated to commence on September 12, 2011.

Carol G. Mills has served as our Interim CEO since August 16, 2011 as a director of the Company since January 2009. She served as Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2003 until November 2004. From July 1998 to 2002, Ms. Mills was the President and Chief Executive Officer of Acta Technology, Inc., an enterprise data infrastructure company that was acquired by Business Objects in late 2002. From 1993 to 1998, Ms. Mills was Vice President and General Manager of the Enterprise Server Group at the Hewlett-Packard Company, a computer and electronics company. Prior to 1993, Ms. Mills held several other executive positions at Hewlett-Packard Company. Ms. Mills currently serves on the Board of Directors of Tekelec Corporation and is chairperson of its executive compensation committee, and is a member of its nominating and corporate governance committee. Ms. Mills is also the Executive Chairperson of Xactly Corporation, a private software company. She served as a director of Adobe Systems Inc. from June 1998 to April 2011. Ms. Mills holds a M.B.A. from Harvard Business School and a B.A. in Economics from Smith College. Ms. Mills is our first female Board member, and brings significant management experience in technology-based firms and extensive experience in public company executive and equity compensation, as well as governance matters, to the Board.

Gordon C. Brooks has served as Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of the Company since September 2009. Previously, he served as Vice President, Corporate Finance for VMware, Inc. from May 2009 to August 2009. From August 2008 through April 2009, Mr. Brooks served as Chief Financial Officer of Spikesource, Inc. Mr. Brooks was Senior Vice President of Finance and Corporate Controller of BEA Systems, Inc. (“BEA”) from June 2005 until February 2008, and held various finance positions at BEA from January 2000 through June 2005. Prior to joining BEA, Mr. Brooks held various finance positions. He started his career with Ernst & Young LLP. Mr. Brooks holds a Master of Accounting from the University of Southern California, and a Bachelor of Music in Piano Performance from Notre Dame de Namur University.

Betsy E. Bayha has served as Senior Vice President, General Counsel and Secretary of the Company since April 2007. Ms. Bayha previously served as Senior Vice President, General Counsel and Secretary of NetIQ Corporation, a provider of integrated systems and security management software solutions, from November 2001 to June 2006, when it was acquired by a consortium of private equity firms. Prior to joining NetIQ, Ms. Bayha was in private practice representing high technology corporations in licensing, corporate and litigation matters for more than 20 years. She was a partner at General Counsel Associates from November 1994 through October 2001, and was a partner at the international law firm of Coudert Brothers from December 1986 through October 1994. Ms. Bayha holds a J.D. from Harvard Law School, an M.A. in public administration from The Ohio State University and a B.A. in economics from Oakland University.

Steve A. Daheb has served as Senior Vice President, Chief Marketing Officer of the Company since December 13, 2010. Mr. Daheb previously served as Chief Marketing Officer and Senior Vice President of Business Development at Emulex Corporation, a publicly traded leader in converged networking solutions for the data center from November 2008 until assuming his position with the Company. Mr. Daheb served as Senior Vice President, Marketing, OEM Sales and Business Development at Blue Arc Corporation, a privately held developer of storage networking devices, from January 2005 until 2008, and as Vice President, Sales, Marketing and Business Development at Tasman Networks (acquired by Nortel), a privately held developer of WAN routing solutions, from July 2003 to January 2005. From October 2000 to July 2003, Mr. Daheb served as Senior Director, Global Product Marketing and Product Management at Brocade Communications, Inc., a publicly held developer of storage area network technology. From November 1994 to October 2000, Mr. Daheb held various product marketing positions. Mr. Daheb holds a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Davis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Information about Equity Compensation Plans

The following table provides information as of April 30, 2011 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, plus certain non-stockholder approved plans and awards assumed in connection with the Company’s acquisition of Packeteer.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	4,204,365	(3)	$19.39	(4)	6,007,060	(5)
Equity compensation plans not approved by security holders (2)	1,341,165		$23.59	(4)	—

Total	5,545,530		$20.37	(4)	6,007,060

(1)	Consists of options outstanding under the 1999 Stock Incentive Plan and 1999 Director Option Plan (“Prior Plans”), options and restricted stock units outstanding under the 2007 Plan, and shares available for future awards under the Employee Stock Purchase Plan (“Purchase Plan”) and the 2007 Plan. No future grants may be made under the Prior Plans.
(2)	Consists of:
(i)	Equity awards outstanding under the 2000 Supplemental Stock Option Plan (the “Supplemental Plan”), which was implemented by the Board of Directors on February 15, 2000, and the 2007 New Employee Plan (“2007 New Employee Plan”), which was implemented by the Board of Directors on June 12, 2007. These plans were terminated upon stockholder approval of the 2007 Plan, on October 2, 2007. Also includes 100,000 option shares and 25,012 restricted stock units which may become issuable upon vesting under equity awards made to Gordon C. Brooks on September 17, 2009 and December 2, 2009, respectively.
(ii)	Equity awards assumed by the Company in business combinations, including those assumed in the acquisition of Packeteer and awards made to former Packeteer employees under the Packeteer Plan in fiscal 2009 and in May 2009, prior to the termination of the Packeteer Plan. No additional shares of Common Stock can be granted under the Packeteer Plan.
(iii)	Equity awards outstanding under the 2010 New Employee Stock Incentive Plan that was terminated on October 7, 2010.
(3)	Includes 3,563,603 shares issuable upon vesting of outstanding options and 640,762 shares issuable upon vesting of outstanding restricted stock units granted under the 2007 Plan and Prior Plans. Excludes purchase rights accrued under the Purchase Plan.
(4)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(5)	Includes shares available for future issuance under the Purchase Plan. As of April 30, 2011, there were 2,772,367 shares of Common Stock available for future issuance under the Purchase Plan and 3,234,693 shares of Common Stock available for future awards under the 2007 Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 30, 2011, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, (ii) each of the Company’s directors as of that date, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or upon conversion of convertible debt into Common Stock) within sixty (60) days of that date. Shares issuable pursuant to the (i) exercise of stock options and warrants exercisable within sixty (60) days of June 30, 2011, and (ii) conversion of convertible debt convertible within sixty (60) days of June 30, 2011, are deemed outstanding for purposes of computing the percentage of the person holding the options, warrants or convertible debt, but are not outstanding for purposes of computing the percentage of any other person. As a result, the percentage ownership of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares Beneficially Owned as of June 30, 2011(1)
	Common Stock
Name of Beneficial Owner	No. of Shares	Percentage of Class
5% shareholders:
Elliott Associates, L.P. (2)	4,515,757	10.7%
BlackRock Fund Advisors (3)	3,114,878	7.4%
Vanguard Group (4)	2,287,729	5.4%
Directors and Named Executive Officers:
Michael J. Borman (5)	1,400	*
Brian M. NeSmith (6)	568,805	1.4%
Kevin T. Biggs (7)	107,121	*
Gordon C. Brooks (8)	62,978	*
David A. de Simone (9)	196,260	*
Steve A. Daheb (10)	0	*
James A. Barth (11)	93,500	*
Keith Geeslin (12)	2,161,460	4.9%
David W. Hanna (13)	395,586	*
Carol G. Mills (14)	10,167	*
James R. Tolonen (15)	19,000	*
All directors and executive officers as a group (11 persons) (16)	3,553,075	8.3%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each of the persons named in the table has, to the Company’s knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each individual listed in the table is c/o Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085. The percentage of beneficial ownership is based on 42,196,400 shares of Common Stock outstanding as of June 30, 2011.
(2)

Based on a 13F filed with the SEC on August 15, 2011 and effective June 30, 2011 by Elliott Associates, L.P. The address of Elliott Associates, L.P. is 712 5th Avenue, New York, NY 10019. Includes 1,437,799 shares of common stock owned by Elliott Associates, L.P. and 958,498 shares of common stock owned by Elliott International, L.P., a wholly-owned subsidiary of Elliott Associates, L.P. Additionally includes (i) a Senior Convertible Note due June 2, 2013 (the “Convertible Note”) convertible into 1,926,782 shares of Common Stock which may be converted within 60 days of June 30, 2011, and (ii) warrants (the “Warrants”) exercisable for 192,678 shares of Common Stock which may be converted within 60 days of June 30, 2011. Elliott Associates, L.P. owns the Convertible Note and Warrants through Manchester Securities Corp., a wholly-owned subsidiary.

(3)	Based on a Schedule 13F filed with the SEC on July 27, 2011 and effective June 30, 2011. The address of BlackRock Fund Advisors is 400 Howard Street, San Francisco, CA 94105.

(4)	Based on a Schedule 13F filed with the SEC on August 10, 2011 and effective June 30, 2011. The address of Vanguard Group is 100 Vanguard Boulevard Malvern, PA 19355-2331.
(5)	Mr. Borman departed the Company on August 16, 2011.
(6)	Includes 63,545 shares subject to options that are exercisable within 60 days of June 30, 2011; 346,996 shares held by the Brian M. and Nancy J. NeSmith Family Trust; 58,789 shares held by the 2009 Brian M. NeSmith Grantor Retained Annuity Trust; 58,789 shares held by the 2009 Nancy J. NeSmith Grantor Retained Annuity Trust; 17,713 shares held by the 2010 Brian M. NeSmith Grantor Retained Annuity Trust; and 17,713 shares held by the 2010 Nancy J. NeSmith Grantor Retained Annuity Trust.
(7)	Includes 90,741 shares subject to options that are exercisable within 60 days of June 30, 2011 and 1,675 shares subject to restricted stock units vesting within 60 days of June 30, 2011. Also includes 3,008 restricted shares subject to forfeiture, 500 shares held by Mr. Kevin T. Biggs C/F Olivia G. Biggs UTMA/CA and 500 shares held by Mr. Kevin T. Biggs C/F Garrett T. Biggs UTMA/CA. Mr. Biggs departed the Company on August 19, 2011.
(8)	Includes 52,978 shares subject to options that are exercisable within 60 days of June 30, 2011.
(9)	Includes 154,500 shares subject to options that are exercisable within 60 days of June 30, 2011. Mr. de Simone ceased to serve as an executive officer of the Company on May 4, 2011, and departed the Company on June 30, 2011.
(10)	Mr. Daheb commenced employment with the Company on December 13, 2010.
(11)	Includes 89,500 shares subject to options that are exercisable within 60 days of June 30, 2011.
(12)	Includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2011, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2011, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2011, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2011, each held by Francisco Partners Parallel Fund II, L.P. Mr. Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. Also includes 42,000 shares subject to options that are exercisable within 60 days of June 30, 2011. The address of Francisco Partners is One Letterman Drive, Building C, Suite 410, San Francisco, CA 94111.
(13)	Includes 13,000 shares subject to options that are exercisable within 60 days of June 30, 2011. Also includes 356,784 shares held by the David W. Hanna Trust and 25,802 shares held by Mr. Hanna’s spouse. Mr. Hanna disclaims beneficial ownership of the shares held by others, except to the extent of his economic interest therein.
(14)	Includes 8,167 shares subject to options that are exercisable within 60 days of June 30, 2011.
(15)	Includes 13,500 shares subject to options that are exercisable within 60 days of June 30, 2011, and 5,500 shares held by the James R. and Ginger Tolonen Trust.
(16)	Includes 488,831 shares subject to options that are exercisable within 60 days of June 30, 2011 and 3,175 shares subject to restricted stock units vesting within 60 days of June 30, 2011. Also includes 6,016 restricted shares subject to forfeiture. Includes 1,900,674 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2011, and 190,067 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2011, each held by Francisco Partners II, L.P. Also includes 26,108 shares of Common Stock into which Zero Coupon Convertible Senior Notes due 2013 may be converted within 60 days of June 30, 2011, and 2,611 shares of Common Stock covered by Warrants to purchase Common Stock which may be exercised within 60 days of June 30, 2011, each held by Francisco Partners Parallel Fund II, L.P. Mr. Geeslin is a Partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. Mr. Geeslin disclaims beneficial ownership of the shares held by these entities, except to the extent of his economic interest in the funds. Does not include 154,500 shares subject to options that are exercisable within 60 days of June 30, 2011 and 41,760 shares of common stock held by Mr. de Simone, as he no longer served as an executive officer on June 30, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. The Company has reviewed copies of Section 16(a) reports that it has received from such persons regarding their transactions in Common Stock and their Common Stock holdings for fiscal 2011, together with written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2011. Based upon this review, the Company believes that all reporting requirements under Section 16(a) for fiscal 2011 were met in a timely manner by such persons, except that a Form 4 reporting an option grant made to Mr. Biggs was filed three days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee oversees the Company’s compensation programs and has the sole authority to establish the compensation payable to the CEO and other executive officers. In addition, the Compensation Committee approves non-equity incentive plans in which the executive officers participate and discretionary bonuses made to the executive officers.

This Compensation Discussion and Analysis explains the objectives and operation of the Company’s executive compensation program, particularly with respect to the Company’s named executive officers. During fiscal 2011, the Company’s “named executive officers” consisted of:

•	Michael J. Borman, who became our President and CEO on September 1, 2010;

•	Brian M. NeSmith, who served as our President and the CEO until September 1, 2010 and thereafter served as Chief Product Officer for the remainder of fiscal 2011;

•	Gordon C. Brooks, our Senior Vice President and Chief Financial Officer;

and the three most highly compensated executive officers (other than the CEO or Chief Financial Officer) who were serving as executive officers at the end of fiscal 2011:

•	Kevin T. Biggs, Senior Vice President, Worldwide Field Operations;

•	Steve A. Daheb, Chief Marketing Officer and Senior Vice President; and

•	David de Simone, Senior Vice President, Products & Technology.

Compensation Program Philosophy and Objectives

The Company intends that its executive compensation program provide compensation that is sufficient to attract and retain talented executives and that motivates them to achieve the Company’s strategic goals and objectives and to increase the market value of our common stock over the long term, without encouraging unnecessary or excessive risk-taking. The Compensation Committee’s fundamental policy is to offer the executive officers competitive compensation opportunities based upon the Company’s overall performance, their individual contribution to the Company’s financial success and their personal performance. Each executive officer’s compensation package generally includes: (i) base salary, which is fixed; (ii) variable short-term incentive compensation, which in fiscal 2011 consisted of quarterly profit-sharing awards and, for sales executives, sales incentive compensation; and (iii) long-term incentive compensation in the form of stock-based awards.

The Compensation Committee began its review of the compensation and performance of each of the executive officers for fiscal 2011 during the fourth quarter of fiscal 2010. This review was conducted during multiple meetings and discussions in which the Compensation Committee members and, in some cases, other members of the Board of Directors, including Mr. NeSmith (who then served as CEO), participated. This review continued into the first quarter of fiscal 2011 and the Compensation Committee continued its ongoing review of the program throughout the year, as needed.

Peer Group

In its determination of compensation amounts for fiscal 2011, the Compensation Committee assessed market practices through review of available data with respect to the following peer group:

• F5 Networks, Inc.	• Rovi Corp.	• SonicWall, Inc.
• Ariba, Inc.	• Tibco Software, Inc.	• Qlogic Corp.
• Riverbed Technology, Inc.	• Intermec Inc.	• Synaptics Inc.
• Progress Software Corporation	• S1 Corporation	• Eclipsys Corporation
• Novatel Wireless, Inc.	• Epicor Software Corporation	• Websense, Inc.
• InterDigital Inc.	• Microstrategy Incorporated	• Informatica Corporation

This peer group was comprised of network and software companies and was selected after consideration of each company’s annual revenue, market capitalization, revenue growth, net income, and geographic location. The Compensation Committee used the services of Compensia to recommend members of the peer group, and to provide market data regarding executive compensation practices of the peer group, which was collected through market surveys and publicly-available securities filings.

The Compensation Committee periodically reviews and updates the composition of the peer group. Compensia recommended networking and software companies, with revenue from $200 million to $700 million per year for use with reference to fiscal 2011 executive compensation. All of these companies were headquartered in the United States and most of the companies had substantial operations in California. The Compensation Committee uses the practices of the members of the peer group to better understand and assess the competiveness of the compensation that the Company pays to its executives, both with respect to each compensation element and the overall compensation package.

Elements of Compensation and Compensation Objectives

Compensation Element	Description	Objectives
		Compete in the Market	Retain	Reward Short-Term Performance	Reward Long-Term Performance
Base Salary	Base salary provides market competitive compensation in recognition of an executive’s role and responsibilities.	✓	✓
Short-Term Incentive Compensation	In fiscal 2011, short term incentive compensation was provided in the form of quarterly payments under the Company’s Profit Sharing Plan and, for quota carrying sales personnel, payments under the Company’s Sales Compensation Plan. This compensation is typically based upon the Company’s performance relative to certain operational or financial metrics, such as the achievement of non-GAAP operating profit or, with respect to sales compensation, attainment of sales bookings.	✓	✓	✓
Long-Term Incentive Compensation	Long term incentive compensation is provided in the form of awards of stock options, restricted stock or restricted stock units, which typically vest over multiple years and align the interests of our executives with those of our stockholders.	✓	✓	✓	✓
Employee Benefits	Benefits programs for our executives, which are consistent with the benefit programs provided for all Company employees, provide protection for health, welfare and retirement.	✓	✓
Change in Control Benefits	Benefits to be provided to our executives in the event of a change in control of the Company, which are intended to minimize the distraction caused by a potential transaction and allow the executives to remain focused on normal business operations, reducing the risk that an executive departs the Company before a transaction is consummated or a business transition is completed.	✓	✓

Base Salary

The base salary for each executive officer initially is set at the time the executive commences employment with the Company, and is reviewed annually. In approving the initial base salary of an executive officer, the Compensation Committee considers information available from publicly-available databases and private surveys, with particular emphasis on market levels for companies in the Company’s peer group. The Compensation Committee gives considerable weight to the recommendation of the CEO with respect to his direct reports, and considers other factors, including competitive dynamics, including the difficulty in attracting a qualified candidate; the skills and experience of the individual, including unique skills that may be required for the position; and the specific needs of the Company. The Compensation Committee uses the 50th percentile of the peer group as an initial starting point, but actual base salaries are based upon the skills and experience, past performance, and expected future contribution of the individual executive.

In its annual review of executive officer base salaries, the Compensation Committee considers the recommendations of the CEO and the performance of each executive officer (as evaluated by the CEO, except with respect to his own performance), and reviews data provided by Compensia from the Company’s peer group, with respect to base salary, total target cash compensation and total compensation (which includes equity awards), using the 50th percentile as an initial reference point.

Due to the then prevailing financial uncertainty and difficult economic environment, the Company did not provide merit increases to its employees in fiscal 2010 and did not adjust the base salaries of its executive officers during fiscal 2010 and during the first half of fiscal 2011. Given the improvement in the economy during fiscal 2011 and increasing competitive pressures which could affect the Company’s ability to retain its key employees, the Compensation Committee approved increases to the base salaries of the named executive officers effective November 1, 2010, which was the start of the second half of the Company’s fiscal year. The base salary adjustments for Messrs. Brooks and de Simone were recommended by Mr. NeSmith, who was serving as the Company’s CEO during the time of the Company’s annual focal review, and were approved by the Compensation Committee. The base salary of Mr. Brooks was increased in recognition of his performance, based upon the subjective view of Mr. NeSmith and the Compensation Committee with respect to the operation of the Company’s finance department, and to bring his base salary in line with salaries at the 50th percentile of comparable positions in the peer group. The base salary of Mr. de Simone was increased in recognition of his expanded role and increased responsibilities in connection with the Company’s business group re-alignment. No base salary adjustment was proposed by Mr. NeSmith for Mr. Biggs, as his total cash compensation (including his target incentive compensation) was deemed competitive with the market at that time. A base salary adjustment for Mr. NeSmith was recommended by Mr. Borman and approved by the Compensation Committee after Mr. NeSmith commenced service as Chief Product Officer. Mr. NeSmith’s base salary was increased in recognition of his evolving role with the Company and for retention purposes. The base salaries for Messrs. Borman and Daheb were not adjusted during fiscal 2011, as these executive officers each joined the Company during the fiscal year.

The annual base salaries paid to the named executive officers in fiscal 2011 during each of the first and second half of fiscal 2011 are set forth below:

Name and Principal Position	Base Salary, Fiscal 2011
	First Half (Annualized)	Mid-Year Increase (Annualized)	Second Half (Annualized)
Michael J. Borman, President and CEO (1)	$585,000	—	$585,000
Brian M. NeSmith, Chief Product Officer	$350,000	$30,000	$380,000
Gordon C. Brooks, Senior Vice President and Chief Financial Officer	$330,000	$25,000	$355,000
Kevin T. Biggs, Senior Vice President, Worldwide Field Operations	$300,000	—	$300,000
Steve A. Daheb, Chief Marketing Officer and Senior Vice President (2)	—	—	$338,000
David A. de Simone, Senior Vice President, Products & Technology	$325,000	$15,000	$340,000

(1)	Mr. Borman commenced employment with the Company on September 1, 2010.
(2)	Mr. Daheb commenced employment with the Company on December 13, 2010.

The base salary for Mr. Borman in connection with his hiring was determined by the Compensation Committee, in consultation with Compensia and after discussion with the other members of the Board of Directors. It was established at approximately the 50th percentile of the compensation for the chief executive officers of the companies in the peer group and was agreed through arms-length negotiations between Mr. Borman and representatives of the Board of Directors. The base salary for Mr. Daheb was recommended by Mr. Borman to the Compensation Committee as a consequence of his arms-length negotiation with Mr. Daheb to induce him to join the Company. Mr. Daheb’s base salary was established at a level that approximated the base salary he was then earning at his prior employer.

Short-Term Incentive Compensation

The Compensation Committee believes that the total compensation of its executive officers should consist primarily of incentive compensation and that the “at risk” portion of the compensation package should increase with job responsibility. Accordingly, we provide our executive officers with the opportunity to participate in an annual incentive compensation plan.

Profit Sharing Plan and Performance Targets

During fiscal 2011, the executive officers participated in the Blue Coat Profit Sharing Plan (the “Profit Sharing Plan”), which was applicable to all of the Company’s employees (other than quota-carrying sales personnel on commission). The Profit Sharing Plan was intended to align the compensation of the executive officers with the interests of the Company’s stockholders by encouraging them to focus on achieving the Company’s profitability goal, which typically was reviewed and established annually. Under the Profit Sharing Plan, participants were eligible to receive award payments only if the Company achieved a minimum quarterly profit threshold each fiscal quarter.

Quarterly payments were to be made in fiscal 2011 under the Profit Sharing Plan if non-GAAP operating profit exceeded a threshold percentage of the Company’s net revenue for the applicable fiscal quarter. Non-GAAP operating profit was the Company’s non-GAAP operating income for the fiscal quarter, excluding amounts paid under the Profit Sharing Plan. “Non-GAAP operating income” is defined as the Company’s non-GAAP net income before the effect of non-operating income (such as interest) and income taxes. The Compensation Committee believed that this metric was appropriate because the Company’s effective tax rate and interest income and expense could not be affected by the majority of the Company’s employees. Non-GAAP net income also excludes expense related to the fair value write-up of acquired inventory sold, stock-based compensation expense, amortization of intangible assets, expenses associated with matters related to the Stock Option Investigation, restructuring expenses, and related tax adjustments. Non-GAAP operating profit is not a financial measure prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Profit Sharing Plan provided that the plan could be terminated at any time by the Board of Directors or Compensation Committee. As a consequence of the Company’s financial performance during the fourth quarter of fiscal 2011, the Compensation Committee terminated the Profit Sharing Plan, and no payment was made to any executive officer for the fourth quarter.

The Company’s non-GAAP operating profit achievements during each quarter of fiscal 2011 were as follows:

Fiscal 2011	Non-GAAP Operating Profit Threshold (1)	Actual Non-GAAP Operating Profit (1)
1st Quarter	15%	24.6%
2nd Quarter	15%	22.9%
3rd Quarter	15%	21.0%
4th Quarter	15%	16.6	%(2)

(1)	Percentages are calculated excluding amounts paid under the Profit Sharing Plan.
(2)	The Profit Sharing Plan was terminated so no payments under the plan were made with respect to the fourth quarter of fiscal 2011.

During fiscal 2011, each of the executive officers, other than Messrs. Biggs, Borman and NeSmith, had quarterly incentive award targets equal to 50% of the individual’s base salary. The quarterly incentive award target for Mr. Borman was 100% of his base salary during fiscal 2011, because the Compensation Committee believes the position with the most job responsibility should have a higher percentage of compensation at risk. The quarterly incentive award target for Mr. NeSmith was 100% of his base salary until September 1, 2010, at which time he ceased to serve of the Company’s CEO and his incentive award target automatically was adjusted to 50% of his base salary for future payments. These target percentages are generally consistent with the median target percentage paid by the companies in the Company’s peer group and other technology companies of similar size as disclosed in the Radford Global Technology Survey.

Effective November 1, 2010, the Compensation Committee approved an additional incentive compensation opportunity to the members of the Company’s executive council, other than Messrs. Biggs and Borman. Messrs. NeSmith, Brooks and de Simone became eligible to receive incentive compensation of up to 10% of their base salary earned during the second half of fiscal 2011 based upon their attainment of individual objectives during that period (the “MBO Incentive”). The MBO Incentive was approved by the Compensation Committee, after recommendation by Mr. Borman, based upon its determination that a portion of the target incentive compensation for the Company’s non-sales executives should be related to the attainment of individual objectives. No amounts were paid under the MBO Incentive in fiscal 2011, as the Profit Sharing plan was terminated prior to the determination of any payments with respect to the MBO Incentive.

During fiscal 2011, the threshold non-GAAP operating profit for payment under the Profit Sharing Plan was 15% of net revenue. The Profit Sharing Plan paid 10% of an individual’s quarterly target amount for each 1% that the metric achievement (shown in the table above) for the quarter exceeded the 15% threshold such that 100% of an individual’s target amount would be paid when the Company achieved 25% non-GAAP operating profit. Although no amounts were paid under the Profit Sharing Plan for the fourth quarter of fiscal 2011, participants in the Profit Sharing Plan during the first three quarters of fiscal 2011 earned approximately 78% of their target incentive compensation for those quarters.

The actual amounts earned by and paid to each named executive officer for performance under the Profit Sharing Plan during fiscal 2011 are reported in the “Summary Compensation Table” below.

Sales Compensation and Performance Targets

The fiscal 2011 annual incentive compensation target for Mr. Biggs was $350,000, which remained unchanged from fiscal 2010. Because Mr. Biggs heads the Company’s sales operations, his annual incentive compensation target in fiscal 2011 consisted of both participation in the Profit Sharing Plan and the payment of incentive compensation based upon annual bookings. As with Mr. Biggs’ fiscal 2010 sales compensation plan, these two components were structured as follows: 1) 30% of his incentive compensation target was based upon the targets and achievements under the Profit Sharing Plan (on the same basis as described above for the other executives); and 2) 70% of his incentive compensation target was based upon the achievement of annual bookings against his targeted bookings for sales of new products and services and service renewals. The Company does not publicly disclose a particular officer’s bookings targets, as it believes that such information would provide competitors and others with insights into its operational strengths and weaknesses that would be harmful to the Company.

Although Mr. Biggs’ sales compensation plan initially was approved in the first month of fiscal 2011, the Compensation Committee and the Company’s CEO periodically review the plan to ensure that it is operating appropriately and, as a consequence of this review during the fiscal year, the Compensation Committee determined to make adjustments to Mr. Biggs’ bookings targets, which were applicable to the second half of fiscal 2011, so that his targets were better aligned with the Company’s projected second half performance. These adjustments did not affect Mr. Biggs’ achievement of his bookings targets for the first half of fiscal 2011, which was 41% of targeted annual bookings, but did serve to reduce his total annual targeted bookings.

In setting Mr. Biggs’ bookings target for fiscal 2011 at the beginning of the year, the Compensation Committee believed it would be difficult to achieve this target level because it was higher than his actual bookings achievement in fiscal 2010. In revising Mr. Biggs’ bookings target for the second half of fiscal 2011, the Compensation Committee considered the Company’s financial performance, the size of the reduction in the bookings target and the reasons for that reduction, and matters affecting internal equity given the incentive compensation provided to the other executive officers. The Compensation Committee believed that it was important to incentivize Mr. Biggs with more attainable targets that were still difficult to fully achieve. Mr. Biggs achieved approximately 88% of his adjusted target bookings in fiscal 2011. He would have achieved approximately 81% of his targeted bookings, had the target not been adjusted.

Discretionary Bonuses

From time to time, the Company may award discretionary bonuses to the executive officers in the form of cash or equity. To induce Mr. Borman to join the Company, the Compensation Committee approved the payment of a $200,000 relocation allowance to him in connection with his commencing employment. In fiscal 2011, the Compensation Committee also approved the payment of a $120,000 signing bonus to Mr. Daheb. This bonus was payable in quarterly installments and was made to induce Mr. Daheb to join the Company. Both bonuses were approved by the Compensation Committee based upon its subjective judgment that such amounts were appropriate.

Upon the recommendation of Mr. Borman, the Compensation Committee also approved a restricted stock unit award covering 20,000 shares of our common stock to Mr. NeSmith, subject to vesting over four years, to provide an additional incentive for him to remain with the Company after he assumed his new position as Chief Product Officer, given his key leadership role at the Company with respect to its product and technology strategies. This award was approved in November 2010, but was forfeited when Mr. NeSmith ceased to be an employee on June 30, 2011.

Long-Term Incentive Compensation (Equity Awards)

The Company provides long-term incentive compensation to its employees in the form of equity awards. The Company’s equity program is broad-based and, like many of its peer companies, the Company has traditionally provided equity awards to all of its U.S.-based employees and many of its international employees. Awards, including those made to executive officers, typically are service-based and vest over a period of four years in order to provide a meaningful incentive to the recipient following the grant of the award. The Company believes that the provision of equity awards aligns the compensation of its employees to continued appreciation of the market price of our common stock over time, thereby focusing employee, executive and corporate performance on continued stockholder returns. The Company grants both stock options, which allow the recipient to acquire shares of our common stock in the future at the fair market value of the common stock on the grant date, and full value awards (such as restricted shares and restricted stock units), which do not have an exercise or purchase price and which conserve shares available for issuance under the Company’s equity plans and reduce the potential dilution of its stockholders.

Mixture of Equity Awards

In fiscal 2011, the Compensation Committee approved awards consisting of a combination of stock options and restricted stock unit awards for each of the named executive officers because it believes that a mix of these types of awards provides a more effective compensatory result, offers a total long-term equity incentive that is aligned with stockholder interests and contains an appropriate balance of risk, performance, and retention incentives, with each type of award having different incentive features:

•	Stock options provide a return to the recipient only if he or she remains employed by the Company, and then only if the market price of our common stock appreciates above the exercise price.

•

Restricted stock unit awards are an effective retention tool because they retain value even during a challenging economic environment, while still providing an incentive to enhance stockholder value since they become more valuable when the market price of our common stock increases.

The specific ratio of shares of our common stock subject to stock options or restricted stock units awarded was based on the Compensation Committee’s estimate that the relative value of a full value award for one share is approximately equal to an option covering three shares.

Equity Award Budget

The Company budgets for equity awards on an annual basis, and considers the size of its equity reserve, its projected hiring plans (including the number of shares of our common stock believed to be necessary to attract personnel at the levels at which it intends to hire), the dilutive impact to stockholders, and its need to offer equity compensation to existing employees as an incentive and retention device, particularly given an analysis of the activities of the companies in the Company’s peer group and other technology companies with whom the Company competes for talent as disclosed in the Radford Global Technology Survey.

Fiscal 2011 Equity Awards to Executives

The Compensation Committee believes that awarding equity to the executive officers aligns their interests with those of the Company’s stockholders by focusing the executives on improving corporate performance to achieve continued stockholder returns; provides the executives with a significant long-term interest in the Company’s success; and creates a significant retention tool for key executives in a highly competitive market for talent. Generally, a significant equity award is made to an executive officer in the year that he or she commences employment. Under the Company’s Equity Award Policy, equity awards are made to an executive officer in the year in which he or she commences employment and additional awards typically are made in connection with the Company’s annual “refresh” program in June, so that each executive officer holds unvested awards that could diminish in value if the Company’s business is not managed for long term performance. “Refresh” awards are made after the completion of the Company’s annual budgeting process, which is conducted near the end of the fiscal year. In addition to “refresh” awards, other equity awards may be made to executive officers in connection with promotions and retention, and to reward exceptional performance.

In fiscal 2011, the factors considered by the Compensation Committee in determining the size and mix of awards granted to each executive officer included:

•	peer group and additional market data from the Radford Global Technology Survey with respect to reasonably comparable positions;

•	the need to provide continuing compensation based on the compensation that would be necessary to attract a qualified replacement;

•	the executive officer’s duties, responsibilities and experience;

•	the executive officer’s performance and contribution to the Company’s success;

•	the executive officer’s then current equity holdings and, in particular, his or her unvested equity holdings; and

•	the potential dilutive effects of equity awards on the Company’s stockholders.

The Compensation Committee does not have a set formula by which it determines the size of the awards granted, and weights the factors discussed above on an individual basis in connection with its determination of the size and composition of the equity awards. In connection with the Compensation Committee’s review of the “refresh” awards to the executives in fiscal 2011, Mr. NeSmith, who was then serving as the Company’s CEO, and the Compensation Committee were each provided with data that had been prepared by Compensia with respect to the equity award practices of the companies in the Company’s peer group and data that had been prepared by the Company’s human resources and stock services departments with respect to the equity holdings of each executive officer, including unvested equity holdings. Mr. NeSmith provided his initial recommendation to the Compensation Committee regarding the size and mix of the awards for executive officers other than himself based upon his review of that information; his assessment of the factors listed above; and his estimation of the size of the awards that would be necessary to recruit individuals of similar skill to fill the executive positions and then dividing that amount by four to reflect the annual nature of the award. The Compensation Committee reviewed the same data and conducted a similar review for an award to Mr. NeSmith and approved the equity awards set forth below in the “Grants of Plan-Based Awards During Fiscal 2011” table.

The equity awards for Mr. Borman, who was appointed President and CEO, effective September 1, 2010, and Mr. Daheb, who was appointed Chief Marketing Officer and Senior Vice President, effective December 13, 2010, as set forth below in the “Grants of Plan-Based Awards During Fiscal 2011” table, were each an inducement award made in connection with the hiring of these executive officers. Consequently, these awards were larger than the annual awards for the other named executive officers. The size and form of these inducement awards was determined based primarily on a review of the awards for individuals in comparable positions at the companies in the Company’s peer group and through arms-length negotiations in connection with the hiring of the executive officer.

Timing of Equity Awards and Equity Award Policy

The Board of Directors has adopted an Equity Award Policy (“Equity Award Policy”), which is intended to provide additional oversight over the Company’s equity award grant process. A copy of the Equity Award Policy, as currently in effect, is available under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. The Equity Award Policy was adopted, in part, to ensure that all equity awards made by the Company are subject to appropriate review by the Board of Directors, that the timing of the Company’s equity awards are appropriate, and that all stock options are granted with an exercise price that is at least equal to the fair market value of our common stock on the date of the award.

Generally, the Equity Award Policy provides that stock options approved by the Compensation Committee will be effective on the third Thursday of the calendar month following the later of (a) the date of approval, or (b) the occurrence of the Award Event. It also provides that equity awards approved by the Stock Option Committee will only be granted on the third Thursday of the calendar month following the date of approval, which must be after the occurrence of the Award Event. If the third Thursday of the month is not a business day, then the date of grant will be the first business day thereafter. Under the Equity Award Policy, the “Award Event” is the event justifying the issuance of the equity award, such as the bona fide commencement of employment, the promotion of an employee or the closing of an acquisition. Under the Equity Award Policy, the fair market value of our common stock is the value as specified as the closing market price of our common stock as reported on NASDAQ, and any stock option must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

The Equity Award Policy governs the provision of annual “refresh” awards to existing employees. Under the Equity Award Policy, “refresh” awards are approved by the applicable committee of the Board of Directors after completion of the Company’s annual budget planning process and will be effective on the third Thursday of June.

Equity Ownership Guidelines

The Company’s Corporate Governance Guidelines state that, at all times, each executive officer and director is required to hold, directly or indirectly, 2,000 shares of our Common Stock. Of that amount, 1,000 shares must be held by one year from the commencement of service and an additional 1,000 shares must be held by two years from the commencement of service. Notwithstanding the foregoing, the Nominating/Corporate Governance Committee has waived this requirement with respect to Mr. Geeslin, a director, due to policies in place at Francisco Partners and the investments made in the Company by Francisco Partners, as discussed below in “Certain Relationships and Related Transactions—Transactions with Francisco Partners.” The requirement has not been waived with respect to any other director or named executive officer.

Prohibition of Short Sales and Hedging Transactions

The Company’s Insider Trading Policy and Trading Compliance Program prohibits the Company’s directors, executive officers and employees from directly or indirectly engaging in short sales of the Companies securities, including through hedging or monetization transactions.

Recovery of Compensation

The Company’s Corporate Governance Guidelines provide for the recovery from an executive officer of any form of compensation that was determined on the basis of an incorrect interim or annual financial statement, which is required to be restated, where a majority of the Board of Directors finds that the recklessness or intentional misconduct of that executive officer caused the required restatement. The recovery shall extend to all bonuses or other incentive-based or equity-based compensation related to the accounting restatement and received by the responsible executive officer from the Company during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying the error.

Change in Control and Termination Benefits

Each of the executive officers is employed on an “at will” basis. The Company has adopted an Executive Separation Policy that may provide payments and benefits upon the termination of an executive officer’s employment. The Company has also entered into Change in Control Severance agreements with all named executive officers. Additionally, the Company’s equity plans provide for acceleration of the vesting of outstanding and unvested equity awards under certain circumstances involving a change in control of the Company. The Company does not provide a tax “gross up” or other tax payment or reimbursement to any executive officer with respect to any severance or change in control payments or benefits.

Executive Separation Policy

The Compensation Committee has approved an Executive Separation Policy to provide consistency and predictability in the Company’s treatment of executive officers upon termination of employment and to offer a reasonable level of transition assistance. The Executive Separation Policy provides that, in the event an executive officer’s employment with the Company is terminated by the Company without cause or as a result of the executive officer’s resignation for good reason, and contingent upon the executive officer’s execution of a general release of claims against the Company, the Company will pay the executive officer a lump sum payment equal to six months of base salary. As defined in the Executive Separation policy, “good reason” includes a material diminution in authority, duties or responsibilities; a reduction in base salary; and a material change in location.

As a result of negotiation with Mr. Borman when he was hired, his offer letter provided that his severance benefits under the Company’s Executive Separation Policy would be a lump sum equal to his annual base salary and 100% of his annual target incentive compensation, and reimbursement for health continuation coverage under COBRA or otherwise for a period of up to 12 months, in the event of a termination of his employment without cause or as a result of his resignation for good reason, and contingent upon his execution of a general release of claims against the Company.

The written agreement entered into between the Company and Mr. Biggs in connection with the commencement of his employment provided that the Company would pay Mr. Biggs a lump sum equal to six months of his base salary in the event his employment with the Company is terminated other than for cause, and contingent upon his execution of the Company’s standard severance agreement.

The Board of Directors or Compensation Committee may amend, revise, suspend or terminate the Executive Separation Policy if the Company has not then entered into a definitive agreement to effect a change in control of the Company, except that the written agreements entered into between the Company and each of Messrs. Biggs and Borman in connection with the commencement of their employment prohibited amendment of the terms of their severance provisions without the written consent of such individual.

Potential Acceleration of Equity Awards

The Company provides its employees with protection against the loss of equity awards, which are a valuable part of compensation for the Company’s employees (including executive officers), as a result of a change in control of the Company. Generally the Company’s equity plans and awards provide that upon a change in control of the Company (as defined in the relevant equity plan), each outstanding award will become fully vested only if the surviving corporation does not assume the award or replace it with a comparable award (as determined by the Compensation Committee). Even if an award is assumed by the successor corporation, it will become fully vested if the holder’s service is involuntarily or constructively terminated within 18 months following the change in control. For these purposes, a termination of employment is involuntary if the individual is dismissed for reasons other than misconduct, or if the individual voluntarily resigns after one of the three following circumstances occurs without the individual’s consent: (a) a change in his position with the Company that materially reduces his level of responsibility; (b) a material reduction in his compensation; or (c) a relocation of the individual’s place of employment by more than 50 miles.

Change in Control Severance Agreements

The Compensation Committee has approved the Company’s entry into Executive Change in Control Severance Agreements with each of the members of the Company’s Executive Council, including the executive officers. These agreements provide for a lump sum cash payment based on the individual’s base salary and annual target incentive compensation, full acceleration of vesting on all outstanding and unvested equity awards, and payment of COBRA premiums for a limited period, if the employment of the individual is terminated without cause or he or she resigns for good reason within a specified period before or after a change in control of the Company. The terms of these agreements and estimated potential amounts payable to the named executive officers are described in “Estimated Payments Upon Termination Without Cause or Related To a Change in Control” below.

The Compensation Committee believes that the payments and benefits provided by these agreements encourage the continued attention, dedication and objectivity of the executive officers and other key members of senior management to their assigned duties without the distraction that might arise from the possibility, threat or occurrence of a change in control of the Company, and provide an incentive to them to continue to grow the Company’s overall business and support potential strategic transactions in the best interest of the Company and its stockholders. In approving these change in control severance payments and benefits, the Compensation Committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies, including the companies in the Company’s peer group, and the level of payments and benefits provided.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as the Employee Stock Purchase Plan; medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans; and a Section 401(k) plan, in each case on the same basis as the Company’s other employees.

Tax Considerations

To maintain flexibility in compensating the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible for tax purposes. If it determines that such action is appropriate and in the Company’s best interests, the Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the deduction limit of Section 162(m) of the Code, which currently limits deductibility of compensation in excess of $1 million paid to certain executive officers during a taxable year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Keith Geeslin

James R. Tolonen

COMPENSATION-RELATED RISK

The Compensation Committee, together with management, has reviewed the Company’s broad-based compensation practices and policies with its compensation consultant, Compensia, and has concluded that such practices and policies do not create risks that are likely to have a material adverse effect on the Company. The Company believes that its use of a mix of compensation elements, including a blend of short-term and long-term incentives, serves to incent the appropriate level of risk-taking behavior by its employees needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results. In fiscal 2011, the Company’s short-term incentive program for all employees, other than quota-carrying sales personnel, was based solely upon the Company’s achievement of its operating profit target, to encourage employees to focus on operating the business in a profitable manner. In fiscal 2012, this incentive program has been revised to include both the achievement of operating profit and the attainment of revenue goals, to encourage employees to also focus on growing the business of the Company. While the short-term incentive program for sales personnel is based on sales bookings, the Company has implemented various processes and controls to provide appropriate oversight of the sales process. The Company’s focus on short-term profitability, revenue growth and bookings is balanced with a long-term focus on growing the Company’s business and revenue, and enhancing stockholder returns, through its broad-based employee equity plans.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by, or paid to the named executive officers during the last three fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Michael J. Borman President and Chief Executive Officer (1)	2011	390,000	(1)	200,000	(12)	1,710,750	2,482,560	164,356	1,458	(6)	4,949,124

Brian M. NeSmith Chief Product Officer (2)	2011	365,000		—		1,111,968	773,983	140,063	2,790	(7)	2,393,804
	2010	350,000		—		480,900	807,624	69,563	27,870		1,735,957
	2009	350,000		—		489,501	769,142	1,575	—		1,610,218

Gordon C. Brooks	2011	342,500		—		234,100	156,045	134,281	—		866,926
Sr. Vice President and Chief Financial Officer	2010	220,000	(3)	—		871,102	1,016,880	64,476	—		2,172,458

Kevin T. Biggs Sr. Vice President, Worldwide Field Operations (14)	2011	300,000		—		468,200	208,060	298,141	2,654	(8)	1,277,055
	2010	300,000		—		107,401	179,472	290,069	6,405		883,347
	2009	300,000		—		98,936	155,466	283,648	—		838,050

Steve A. Daheb	2011	130,650	(11)	60,000	(13)	981,400	1,042,600	13,777	5,197	(9)	2,233,624
Chief Marketing Officer & Senior Vice President

David A. de Simone	2011	332,500		—		140,460	156,045	130,575	4,042	(10)	763,622
Sr. Vice President, Products & Technology (15)	2010	325,000		—		641,200	358,944	64,594	22,647		1,412,385
	2009	325,400		100,000		197,888	310,932	1,463	—		935,683

(1)	Mr. Borman joined the Company in September 2010 as President and Chief Executive Officer and departed on August 16, 2011. His annual base salary for fiscal 2011 was $585,000.
(2)	Mr. NeSmith served as President, Chief Executive Officer and a director of the Company from March 1999 to August 2010. Effective September 1, 2010, Mr. NeSmith was appointed to the newly-created role of Chief Product Officer, and effective May 4, 2011, ceased service as an executive officer. Mr. NeSmith continues to serve on the Board of Directors.
(3)	Mr. Brooks commenced employment with the Company in September 2009. His annual base salary for fiscal 2010 was $330,000.
(4)	The amounts reported in these columns represent the aggregate grant date fair value of stock and option awards granted, computed in accordance with the authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 8, 2011 for a discussion of the assumptions made by the Company in determining the grant date fair value of its stock and option awards.
(5)	Except with respect to Mr. Biggs, the amounts reported in this column for fiscal 2011 reflect amounts earned under the Profit Sharing Plan based upon the Company’s quarterly profitability during fiscal 2011. Typically, these amounts are paid in the fiscal quarter following the quarter for which earned, and are forfeited if the executive is not actively employed by the Company at the time of payment. The amounts reflected for Mr. Biggs also include commissions earned under his Sales Compensation Plan in the amount of $215,454.
(6)	Includes a $625 fee paid by the Company to Mr. Borman for waiver of medical coverage under the Company’s benefit plans, as well as the cost of attendance by Mr. Borman at the Company’s President’s Club, which was $528, together with a tax gross up on such amount of $305. President’s Club is the Company’s annual event for top performing sales persons to which certain executives are invited and are expected to attend as part of their job responsibilities, in order to provide appropriate recognition of the accomplishments of those sale persons, to share best practices with them and to spend personal time with them to better understand their issues and concerns.
(7)	Includes the cost of attendance by Mr. NeSmith and his spouse at the Company’s President’s Club (as described in note 6, above), which was $1,767, together with a tax gross up on such amount of $1,023.
(8)	Includes the cost of attendance by Mr. Biggs and his spouse at the Company’s President’s Club, which was $1,680 (as described in note 6, above), together with a tax gross up on such amount of $974.
(9)	Represents relocation related expenses in the amount of $5,197.
(10)	Includes the cost of attendance by Mr. de Simone and his spouse at the Company’s President’s Club, which was $2,560, together with a tax gross up on such amount of $1,482.
(11)	Mr. Daheb joined the Company in December 2010 as Chief Marketing Officer and Senior Vice President. His annual base salary for fiscal 2011 was $338,000.

(12)	Mr. Borman received a $200,000 lump sum relocation allowance in September 2010 connection with his initial employment with the Company.
(13)	Mr. Daheb received a signing bonus of $120,000 in connection with his initial employment with the Company, payable quarterly commencing January 1, 2011. This amount reflects the first two quarterly installments of that bonus.
(14)	Mr. Biggs departed the Company, effective August 19, 2011.
(15)	Mr. de Simone ceased service as an executive officer of the Company on May 4, 2011, and departed the Company on June 30, 2011.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2011

The following table sets forth each non-equity incentive plan award and equity award granted to the named executive officers during fiscal 2011.

Name	Grant Date(3)	Estimated Possible Payouts Under Non-Equity Incentive Awards ($)(1)		Approval Date	All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target
Michael J. Borman	9/15/10	390,000	(5)	8/29/10	75,000		$—	1,710,750
	9/16/10			8/29/10		225,000	$23.65	2,482,560

Brian M. NeSmith	6/17/10	182,500		6/04/10	24,800	74,400	$23.41	1,354,551
	11/16/10			11/16/10	20,000		$—	531,400

Gordon C. Brooks	6/17/10	171,250		6/04/10	10,000	15,000	$23.41	390,145

Kevin T. Biggs	6/17/10	350,000	(6)	6/04/10	20,000	20,000	$23.41	676,260

Steve A. Daheb	12/14/10	65,325	(7)	11/16/10	35,000		$—	981,400
	12/16/10			11/16/10		80,000	$29.91	1,042,600

David A. de Simone	6/17/10	166,250		6/04/10	6,000	15,000	$23.41	296,505

(1)	Each named executive officer was eligible to participate in the Profit Sharing Plan during fiscal 2011, although the participation of Mr. Biggs represented only a portion of his sales compensation plan. Except for Messrs. Biggs and Borman, the amounts reported in the “target” column reflect the target payment level under the Profit Sharing Plan and were equal to 50% of base salary for each quarter of eligibility. For Mr. Borman, the amount reported in the “target” column reflects the target payment level under the Profit Sharing Plan and was equal to 100% of base salary for each quarter of eligibility. There was no minimum or maximum payment under the Profit Sharing Plan; however, no payments were made under the Profit Sharing Plan unless the threshold level for payment was achieved. The operation of the Profit Sharing Plan is discussed in greater detail in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Profit Sharing Plan,” above. The actual amounts earned in fiscal 2011 for each named executive officer under the Profit Sharing Plan, and not subsequently forfeited, are reported in the “Summary Compensation Table,” above.
(2)	With the exception of the awards to Messrs. Borman and Daheb, and the award approved November 16, 2010 granted to Mr. NeSmith, the amounts reported represent restricted stock unit awards granted as part of the Company’s fiscal 2011 “refresh” program. These restricted stock unit awards vest as to one-fourth of the shares covered by each award on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014. The awards to Messrs. Borman and Daheb were inducement restricted stock unit awards and were made on September 15, 2010 and December 14, 2010, respectively. The award to Mr. NeSmith was a retention award and was made on November 16, 2010.
(3)

With the exception of the awards to Messrs. Borman and Daheb, these stock options will vest and become exercisable in equal monthly installments over 48 months from the grant date. Each option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates. With the exception of the awards to Messrs. Borman and Daheb, the awards were “refresh” awards and, in accordance with the Company’s Equity Award Policy, the grant date for these awards was the third Thursday in June. The awards to Messrs. Borman and Daheb were inducement awards, and were made on September 16, 2010 and December 16, 2010, respectively. These options can be exercised for 25% of the total amount of shares of our common stock subject to the option on the first anniversary date of the option commencement date (which is the date the individual commenced employment with the Company); thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares of common stock subject to the option when each additional month of service is completed. Each option has a term of 10 years from the date of grant, subject to earlier expiration if the optionee’s service terminates.
(4)	The amounts reported in this column represent the aggregate grant date fair value of stock and option awards granted in fiscal 2011 computed in accordance with the authoritative accounting literature for stock-based compensation awards. See Note 9 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed on June 8, 2011 for a discussion of the assumptions made by the Company in determining the grant date fair value of its stock and option awards.
(5)	Mr. Borman commenced employment with the Company on September 1, 2010, and his target non-equity incentive award reflects his partial year of employment.
(6)	This amount reflects the target payment level under Mr. Biggs’ sales compensation plan, as described above in “Compensation Discussion and Analysis—Compensation Components—Short Term Incentive Compensation—Sales Compensation.”
(7)	Mr. Daheb commenced employment with the Company on December 13, 2010, and his target non-equity incentive award reflects his partial year of employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table sets forth information regarding each unexercised option and all unvested stock held by each of the named executive officers as of April 30, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Grant Date	Option Vesting Commencement Date	Option Expiration Date
Name	Exercisable		Unexercisable
Michael J. Borman	—		225,000	(3)	23.65	9/16/2010	9/01/2010	9/16/2020

Brian M. NeSmith	26,250	(2)	3,751		24.57	6/21/2007	6/21/2007	6/21/2017
	3,722	(2)	26,054		16.44	6/19/2008	6/19/2008	6/19/2018
	3,750	(2)	48,750		16.03	6/18/2009	6/18/2009	6/18/2019
	15,500	(2)	58,900		23.41	6/17/2010	6/17/2010	6/17/2020

Gordon C. Brooks	39,583	(3)	60,417		19.08	9/17/2009	9/01/2009	9/17/2019
	2,812	(2)	12,188		23.41	6/17/2010	6/17/2010	6/17/2020

Kevin T. Biggs	58,950	(3)	—		17.58	4/19/2007	1/02/2007	4/19/2017
	12,788	(2)	5,267		16.44	6/19/2008	6/19/2008	6/19/2018
	9,166	(2)	10,834		16.03	6/18/2009	6/18/2009	6/18/2019
	4,166	(2)	15,834		23.41	6/17/2010	6/17/2010	6/17/2020

Steve A. Daheb	—		80,000	(3)	29.91	12/16/2010	12/13/2010	12/16/2020

David A. de Simone	18,000	(2)	—		7.09	10/08/2003	9/03/2003	9/3/2013
	20,668	(2)	—		9.33	5/26/2005	5/01/2005	5/23/2015
	62,291	(2)	2,709		24.57	6/21/2007	6/21/2007	6/21/2017
	25,577	(2)	10,533		16.44	6/19/2008	6/19/2008	6/19/2018
	18,333	(2)	21,667		16.03	6/18/2009	6/18/2009	6/18/2019
	3,125	(2)	11,875		23.41	6/17/2010	6/17/2010	6/17/2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael J. Borman	75,000	(4)	2,160,000	—	—
Brian M. NeSmith	89,612	(5)	2,580,826	—	—
Gordon C. Brooks	35,012	(6)	1,008,346	—	—
Kevin T. Biggs	28,033	(7)	807,350	—	—
Steve A. Daheb	35,000	(8)	1,008,000	—	—
David A. de Simone	45,730	(9)	1,317,024	—	—

(1)	Computed in accordance with SEC rules based on the number of unvested shares multiplied by the closing market price of our common stock as reported on NASDAQ on April 30, 2011, which was $28.80 per share.
(2)	The option becomes exercisable in 48 monthly installments as each month of service is completed beginning on the option commencement date.
(3)

Mr. Borman commenced employment with the Company on September 1, 2010. Mr. Daheb commenced employment with the Company on December 13, 2010. Beginning on the first anniversary date of the option vesting commencement date, the option could be exercised for 25% of the total amount of shares of our common stock subject to the option. Thereafter, the option becomes exercisable for an additional 1/48th of the total number of shares of our common stock subject to the option when each additional month of service is completed.
(4)	Mr. Borman was granted a restricted stock unit award covering 75,000 shares of our common stock on September 15, 2010. This award vests in four equal quarterly installments on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014.
(5)	Comprised of the following equity awards (i) Mr. NeSmith was granted a restricted stock award covering 29,700 shares of our common stock on June 21, 2007. This award vested as to 25% of the shares on June 15, 2008, 25% on of June 15, 2009, 25% on June 15, 2010 and an additional 25% will vest on June 15, 2011; (ii) Mr. NeSmith was granted a restricted stock award covering 29,775 shares of our common stock on June 19, 2008. This award vested as to 25% of the shares on July 15, 2009, 25% on July 15, 2010, and an additional 25% will vest on each of July 15, 2011 and July 15, 2012; (iii) Mr. NeSmith was granted a restricted stock unit award covering 30,000 shares of our common stock on June 18, 2009. This award vested as to 25% of the shares on July 15, 2010, and an additional 25% will vest in four equal annual installments on each of July 15, 2011, July 15, 2012 and July 15, 2013; (iv) Mr. NeSmith was granted a restricted stock unit award covering 24,800 shares of our common stock on June 17, 2010. This award will vest on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014; and (v) Mr. NeSmith was granted a restricted stock unit award covering 20,000 shares of our common stock on November 16, 2010 under the Company’s 2007 Plan. This award will vest in four equal annual installments on each of December 15, 2011, December 15, 2012, December 15, 2013 and December 15, 2014.
(6)	Comprised of the following equity awards (i) Mr. Brooks was granted a restricted stock unit award covering 33,350 shares of our common stock on December 2, 2009. This award vested as to 25% of the shares on December 15, 2010, and will vest as to an additional 25% of the shares on each of December 15, 2011, December 15, 2012 and December 15, 2013; and (ii) Mr. Brooks was granted a restricted stock unit award covering 10,000 shares of our common stock on June 17, 2010. This award will vest in four equal quarterly installments on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014.
(7)	Comprised of the following equity awards (i) Mr. Biggs was granted a restricted stock award covering 70,800 shares of our common stock in April 2007, in connection with the commencement of his employment. This award vested as to 23.77% of the shares on December 15, 2007; an additional 6.25% of the shares will vest each quarter thereafter and the balance of the shares vested on January 2, 2011; (ii) Mr. Biggs was granted a restricted stock award covering 6,018 shares of our common stock on June 19, 2008. This award vested as to 25% of the shares on July 15, 2009, 25% of the shares on July 15, 2010 and an additional 25% of the shares will vest on each of July 15, 2011 and July 15, 2012; (iii) Mr. Biggs was granted a restricted stock unit award covering 6,700 shares of our common stock on June 18, 2009. This award vested as to 25% of the shares on July 15, 2010, and an additional 25% of the shares will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013; and (iv) Mr. Biggs was granted a restricted stock unit award covering 20,000 shares of our common stock on June 17, 2010. This award will vest in four equal annual installments on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014.
(8)	Mr. Daheb was granted a restricted stock unit award covering 35,000 shares of our common stock on December 14, 2010. This award will vest in four equal annual installments on each of December 15, 2011, December 15, 2012, December 15, 2013 and December 15, 2014.
(9)	Comprised of the following equity awards: (i) Mr. de Simone was granted a restricted stock award covering 14,850 shares of our common stock on June 21, 2007. This award vested as to 25% of the shares on June 15, 2008, 25% of the shares on June 15, 2009, 25% of the shares on June 15, 2010 and an additional 25% of the shares will vest on June 15, 2011; (ii) Mr. de Simone was granted a restricted stock award covering 12,037 shares of our common stock on June 19, 2008. This award vested as to 25% of the shares on July 15, 2009, 25% of the shares on July 15, 2010 and an additional 25% of the shares will vest on each of July 15, 2011 and July 15, 2012; (iii) Mr. de Simone was granted a restricted stock unit award covering 40,000 shares of our common stock on June 18, 2009. This award vested as to 25% of the shares on July 15, 2010, and an additional 25% of the shares will vest on each of July 15, 2011, July 15, 2012 and July 15, 2013; and (iv) Mr. de Simone was granted a restricted stock unit award covering 6,000 shares of our common stock on June 17, 2010. This award will vest in four equal annual installments on each of September 15, 2011, September 15, 2012, September 15, 2013 and September 15, 2014.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by the named executive officers, and the vesting of restricted stock awards held by the named executive officers, during fiscal 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Borman (3)	—	—	—	—
Brian M. NeSmith	44,831	494,747	22,369	509,724
Gordon C. Brooks	—	—	8,338	231,046
Kevin T. Biggs	—	—	17,328	424,623
Steve A. Daheb (4)	—	—	—	—
David A. de Simone	63,000	1,280,871	16,721	379,378

(1)	The amount reported as the value realized on the exercise of stock options is based on the difference between the exercise price and the closing market price of our common stock as reported on NASDAQ on the date of exercise (for cash exercises) and the difference between the exercise price and the price of the shares of common stock sold (for same day sales transactions).
(2)	Based on the closing market price of our common stock as reported on NASDAQ on the vesting date.
(3)	Mr. Borman commenced employment with the Company on September 1, 2010, and had no vested equity awards during fiscal 2011.
(4)	Mr. Daheb commenced employment with the Company on December 13, 2010, and had no vested equity awards during fiscal 2011.

PENSION BENEFITS

We did not sponsor any defined benefit pension or other actuarial plan for the named executive officers during fiscal 2011.

NONQUALIFIED DEFERRED COMPENSATION

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the named executive officers during fiscal 2011.

ESTIMATED PAYMENTS UPON TERMINATION WITHOUT CAUSE OR RELATED TO A CHANGE IN CONTROL

The table below reflects the potential payments and benefits to which each named executive officer would be entitled as a consequence of the involuntary termination of his employment, or resignation with good reason, generally and in connection with a change in control of the Company, as discussed in “Change in Control Severance Agreements” below. The amounts reported in the table below assume that both the change in control and the executive’s termination occurred on April 30, 2011, and that all eligibility requirements under the applicable plan, policy or agreement were met.

Name	Cash Severance ($)		Unexercisable Options that Vest ($)(5)		Stock Awards that Vest ($)(5)		Total ($)
Michael J. Borman:
Resignation for good reason/involuntary termination without cause	1,207,202	(1)	—		—		1,207,202
Resignation/termination related to change in control	1,499,702	(3)	1,158,750	(3)	2,160,000	(3)	4,818,452

Brian M. NeSmith:
Resignation for good reason/involuntary termination without cause	190,000	(2)	—		—		190,000
Resignation/termination related to change in control	987,202	(3)	1,277,902		2,580,826		4,845,930

Gordon C. Brooks:
Resignation for good reason/involuntary termination without cause	177,500	(2)	—		—		177,500
Resignation/termination related to change in control	468,551	(4)	652,946		1,008,346		2,129,843

Kevin T. Biggs:
Resignation for good reason/involuntary termination without cause	150,000	(2)	—		—		150,000
Resignation/termination related to change in control	674,801	(4)	288,796		807,350		1,770,947

Steve A. Daheb:
Resignation for good reason/involuntary termination without cause	169,000	(2)	—		—		169,000
Resignation/termination related to change in control	447,301	(4)	—		1,008,000		1,455,301

David A. de Simone:
Resignation for good reason/involuntary termination without cause	170,000	(2)	—		—		170,000
Resignation/termination related to change in control	449,801	(4)	482,341		1,317,024		2,249,166

(1)	Pursuant to the agreement entered into between the Company and Mr. Borman in connection with the commencement of his employment, if he resigns for good reason or is involuntarily terminated without cause, he was entitled to receive a lump sum severance payment equal to the sum of 100% of his base salary and annual target incentive compensation, as well as payment or reimbursement of his COBRA premiums for a period of up to 12 months.
(2)	The Company’s Executive Separation Policy provides for a severance payment equal to six months of base salary if an executive resigns for good reason or is terminated without cause.
(3)	The Company’s form of CEO Change in Control Agreement provides for a severance payment equal to 150% of annual base salary and 100% of the executive’s annual target incentive compensation (consisting of amounts payable under the Company’s Profit Sharing Plan at the target payment level). This form of agreement also provides for the reimbursement of COBRA premiums for an 18 month period. Both Messrs. NeSmith and Borman were parties to this form of agreement with the Company during fiscal 2011.
(4)	The Company’s form of Executive Change in Control Agreement provides for a severance payment equal to 100% of annual base salary and 50% of the executive’s annual target incentive compensation (consisting of amounts payable under the Company’s Profit Sharing Plan at the target payment level, or, for sales employees, amounts payable under the executive’s sales compensation plan at the target payment level). This form of agreement also provides for the reimbursement of COBRA premiums for a 12 month period. Each of Messrs. Brooks, Biggs, Daheb and de Simone were parties to this form of agreement with the Company during fiscal 2011.
(5)	The closing market price of our common stock as reported on NASDAQ on April 30, 2011 was $28.80 per share, which was used for purposes of establishing the value of the common stock reported in the table. The value of the vesting acceleration was calculated by multiplying the number of unvested option shares on April 30, 2011, by the spread between the closing market price of our common stock as reported on NASDAQ on April 30, 2011 and the exercise price for such unvested option, and by multiplying the number of unvested restricted shares and restricted share units on April 30, 2011 by the closing market price of our common stock as reported on NASDAQ on April 30, 2011.

Executive Separation Policy

The Company’s Executive Separation Policy provides that, in the event an executive officer’s employment with the Company is terminated by the Company without cause or as a result of the executive officer’s resignation for good reason, and contingent upon the executive officer’s execution of a general release of claims against the Company, the Company will pay the executive officer a lump sum payment equal to six months of base salary. As defined in the Executive Separation policy, “good reason” includes a material diminution in authority, duties or responsibilities; a reduction in base salary; and a material change in location.

In accordance with the written agreement entered into between the Company and Mr. Borman in connection with the commencement of his employment, the Company’s Executive Separation Policy was amended solely with respect to Mr. Borman to provide that the Company would pay Mr. Borman a lump sum equal to his annual base salary and 100% of his annual target incentive compensation, and will pay or reimburse health continuation coverage under COBRA for a period of up to 12 months, in the event of a termination of his employment without cause or as a result of his resignation for good reason, and contingent upon his execution of a general release of claims against the Company. In connection with his departure from the Company on August 16, 2011, and his execution of a general release of claims against the Company, the Company paid or will pay Mr. Borman a lump sum of $1,170,000 and reimburse his health continuation coverage under COBRA for a period of up to 12 months.

The written agreement entered into between the Company and Mr. Biggs in connection with the commencement of his employment provided that the Company would pay Mr. Biggs a lump sum equal to six months of his base salary in the event his employment with the Company is terminated other than for cause, and contingent upon his execution of the Company’s standard severance agreement. In connection with his departure from the Company on August 19, 2011, and his execution of a general release of claims against the Company, the Company paid or will pay Mr. Biggs a lump sum of $150,000.

The Board of Directors or Compensation Committee may amend, revise, suspend or terminate the Executive Separation Policy if the Company has not then entered into a definitive agreement to effect a change in control of the Company; provided, however, that the written agreements entered into between the Company and each of Messrs. Biggs and Borman in connection with the commencement of their employment prohibited amendment of the terms of the respective agreements without the written consent of such individual.

Change in Control Severance Agreements

The Company has entered into a Change in Control Severance Agreement with each of the members of its Executive Council, including each of the named executive officers. The payments and benefits payable to the executives under the Change in Control Agreement are not to be duplicative of any payments and benefits available under the Executive Separation Policy, the Company’s equity award plans and applicable law.

Pursuant to these Change in Control Agreements, a change in control of the Company is deemed to occur upon:

(i)	the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which the executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

(ii)	the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which executive has not less than a 5% beneficial interest);

(iii)	any acquisition by any person or persons (other than any entity or group in which the executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; or

(iv)	if during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved or recommended by at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period and any such newly approved directors.

The Change in Control Agreements provide that if an executive’s employment is terminated without cause or if the executive terminates his or her employment for good reason within two months before or 18 months after a change in control, the executive will receive change in control severance payments and benefits. Executives other than the Messrs. NeSmith and Borman will receive the following change in control severance payments and benefits:

(i)	a lump sum cash payment equal to the sum of (A) executive’s then-existing annual base salary and (B) 50% of the executive’s annual target incentive compensation under the employee’s then existing incentive compensation plan (e.g., as of April 30, 2011, the Company’s Profit Sharing Plan or, with respect to sales executives, the approved sales compensation plan);

(ii)	full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and

(iii)	payment of COBRA premiums until the earlier of (A) 12 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer.

During fiscal 2011, each of Messrs. NeSmith and Borman were subject to a CEO form of Change in Control Agreement that provided change in control severance payments and benefits consisting of:

(i)	a lump sum cash payment equal to the sum of (A) 150% of the executive’s then-existing annual base salary and (B) the annual target incentive compensation under the executive’s then existing incentive compensation plan (e.g., as of April 30, 2011, the Company’s Profit Sharing Plan);

(ii)	full acceleration of vesting on all unvested and outstanding equity awards in accordance with the terms of the applicable equity compensation plan and award agreements; and

(iii)	payment of COBRA premiums until the earlier of (A) 18 months following the termination date or (B) the date the executive becomes eligible for coverage from a subsequent employer.

In order to receive the change in control severance payments and benefits, the executive must sign a general release of claims and comply with certain post termination confidential and non-disclosure obligations.

In the event that any change in control severance payments and benefits payable to an executive pursuant to his Change in Control Agreement constitute a “parachute payment” within the meaning of Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code, then the executive’s payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such tax provisions, whichever of the foregoing amounts results in the receipt by the executive of the greatest amount of benefits on an after-tax basis. The executive is solely responsible for the payment of any taxes due as a result of a parachute payment, and the Company will not “gross up” the amount paid to cover the applicable taxes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of the Company’s website at http://www.bluecoat.com/aboutus/investor_relations. For purposes of this policy, consistent with the NASDAQ Marketplace Rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to the Company’s annual directors’ and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in August 2011.

Indemnification Obligations

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company amended and restated its standard form of indemnification agreement for directors and executive officers in August 2007. As of August 1, 2011, each of the Company’s current directors and executive officers has executed an agreement in that form.

The Company had indemnification obligations to certain current and former officers and directors in connection with matters relating to the Stock Option Investigation, which was finally resolved in February 2011.

Transactions with Francisco Partners

The Company has engaged in certain financing transactions with entities affiliated with Francisco Partners. Keith Geeslin has been a Partner of Francisco Partners since January 2004.

On June 22, 2006, the Company sold an aggregate of $42,060,000 in equity securities to entities affiliated with Francisco Partners and entities affiliated with Sequoia Capital in the Series A Financing. The Series A Financing consisted of 42,060 shares of Series A Preferred Stock priced at $1,000.00 per share. Entities affiliated with Francisco Partners purchased $25,236,000 of Series A Preferred Stock in the financing and entities affiliated with Sequoia Capital purchased $16,824,000 of Series A Preferred Stock in the financing. In connection with the sale of the shares of Series A Preferred Stock, the Company also entered into an Investors’ Rights Agreement with entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and Network Appliance, Inc. Entities affiliated with Francisco Partners, entities affiliated with Sequoia Capital and the Company entered into a Voting Agreement pursuant to which Francisco Partners and Sequoia Capital agree to vote their shares in the case of an election of the director to be elected by the holders of Series A Preferred Stock. On June 22, 2006, in connection with the Series A Financing, the Company appointed Keith Geeslin to the Company’s Board of

Directors, and on April 30, 2007, the Series A Investors, voting as a separate class, re-elected Mr. Geeslin to the Board. At the fiscal 2007 Annual Meeting, the Series A Investors no longer had the right to vote as a separate class to elect a director, but did have the right to designate a nominee that was reasonably acceptable to the Board of Directors. Mr. Geeslin was designated as the Series A director nominee for election at the fiscal 2007 Annual Meeting, and was nominated for election by the Board of Directors. He was thereafter elected to the Board of Directors by the Company’s stockholders.

On June 2, 2008, pursuant to a Note Purchase Agreement, dated April 20, 2008, the Company issued $80 million aggregate principal amount of its Zero Coupon Convertible Senior Notes due 2013 (the “Notes”) and warrants to purchase an aggregate of 385,356 shares of Common Stock of the Company at an exercise price of $20.76 (the “Warrants”) to entities affiliated with Francisco Partners and to Manchester Securities Corp. in a private placement. The Notes are initially convertible into 3,853,564 shares of Common Stock at the holders’ option at any time prior to maturity at the initial conversion price of $20.76. The Notes do not bear interest. On June 2, 2008, pursuant to the Note Purchase Agreement, the Company also entered into a Registration Rights Agreement, containing customary terms and conditions providing for the registration of the Common Stock underlying the Notes and Warrants issued to the entities affiliated with Francisco Partners. The Company used the $80 million proceeds from the private placement to help fund its acquisition of Packeteer.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, including the financial statements, schedules and list of exhibits. Requests should be sent to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, CA 94085, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Secretary, or contact the Company’s corporate secretary by telephone at (408) 220-2200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For Fiscal 2012 Annual Meeting

The Company anticipates holding its Annual Meeting for the fiscal year ending April 30, 2012 in October 2012. Stockholder proposals that are intended to be presented at the fiscal 2012 meeting and that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the SEC must (a) be received by the Company no later than May 4, 2012, and (b) satisfy the conditions established by the SEC for stockholder proposals to be included in the Company’s proxy statement for that meeting. If the date of next year’s annual meeting of stockholders is not within 30 days of the anniversary date of the fiscal 2011 Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be a reasonable time before the Company begins to print and send its proxy materials.

Stockholders who intend to present a proposal at the fiscal 2012 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide advance notice of such proposal to the

Company but not earlier than July 6, 2012 and not later than August 7, 2012. If the date of next year’s annual meeting of stockholders is more than 30 days before the anniversary date of the fiscal 2011 Annual Meeting or 60 days after such anniversary date, the deadline for inclusion of proposals in the Company’s proxy statement and proxy will instead be the later of (i) 70 days prior to the date of the meeting, and (ii) the date 10 days after public announcement of the meeting date. Such stockholder proposals should be addressed to Blue Coat Systems, Inc., 420 North Mary Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary. Stockholders are advised to review the Company’s bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Sunnyvale, California

August 29, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY. YOU MAY REVOKE YOUR PROXY OR YOUR VOTE BY TELEPHONE OR THE INTERNET AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ARE THE RECORD HOLDER OF THE SHARES AND ATTEND THE ANNUAL MEETING, YOU MAY CHANGE YOUR PROXY VOTE AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Blue Coat

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on October 6, 2011.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/BCSI

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board of Directors recommends a vote FOR all nominees listed, FOR Proposals 2 and 3 and every 1 YEAR for Proposal 4.

1. Election of Directors: For Withhold

01 - Brian M. NeSmith 02 - David W. Hanna

04 - Keith Geeslin 05 - James R. Tolonen

07 - Gregory S. Clark

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012.

4. A non-binding advisory vote on the frequency of future votes on executive compensation.

For Withhold For Withhold

03 - James A. Barth

06 - Carol G. Mills

For Against Abstain

1 Yr 2 Yrs 3 Yrs Abstain

3. A non-binding advisory vote on the approval of executive compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address - Please print new address below.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 2 0 7 8 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01DGFB

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Blue Coat

Proxy — BLUE COAT SYSTEMS, INC.

420 North Mary Avenue, Sunnyvale, California 94085

This Proxy is Solicited on Behalf of the Board of Directors of Blue Coat Systems, Inc. for the Annual Meeting of Stockholders to be held on October 6, 2011

The undersigned holder of Common Stock, par value $.0001, of Blue Coat Systems, Inc. (the “Company”) hereby appoints Betsy E. Bayha and Gordon C. Brooks, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, October 6, 2011 at 4:00 p.m. local time, located at the headquarters of the Company at 420 North Mary Avenue, Sunnyvale, California 94085, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, EVERY 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE